Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

G SQUARED ASCEND I INC.,

HORIZON MERGER SUB INC.,

TRANSFIX, INC.

and

TRANSFIX HOLDINGS, INC

Dated as of September 20, 2021

TABLE OF CONTENTS

Page

Article I DEFINITIONS		3

1.01	Certain Definitions	3
1.02	Further Definitions	17
1.03	Construction	20

Article II AGREEMENT AND PLAN OF MERGER		21

2.01	The Domestication	21
2.02	The Mergers	22
2.03	Effective Times; Closing	22
2.04	Effect of the Mergers	23
2.05	Certificate of Incorporation of Surviving Corporation; Bylaws of Surviving Corporation; Registration Rights Agreement	23
2.06	Directors and Officers of Surviving Corporation; Directors of Surviving Subsidiary Company	24

Article III EFFECTS OF THE MERGER		24

3.01	Conversion of Securities	24
3.02	Exchange of Certificates	27
3.03	Earnout	30
3.04	Stock Transfer Books	32
3.05	Appraisal and Dissenters’ Rights	32

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		33

4.01	Organization and Qualification; Subsidiaries	33
4.02	Certificate of Incorporation and Bylaws	33
4.03	Capitalization	34
4.04	Authority Relative to this Agreement	36
4.05	No Conflict; Required Filings and Consents	37
4.06	Permits; Compliance	37
4.07	Financial Statements	38
4.08	Business Activities; Absence of Certain Changes or Events	39
4.09	Absence of Litigation	39
4.10	Employee Benefit Plans	40
4.11	Labor and Employment Matters	42
4.12	Real Property; Title to Tangible Assets	43
4.13	Intellectual Property	44
4.14	Taxes	48
4.15	Environmental Matters	50
4.16	Material Contracts	51
4.17	Customers and Suppliers	52
4.18	Insurance	53
4.19	Board Approval; Vote Required	53
4.20	Certain Business Practices	54

i

4.21	Interested Party Transactions	54
4.22	Exchange Act	55
4.23	Brokers	55
4.24	Exclusivity of Representations and Warranties	55
4.25	Company’s Investigation and Reliance	56

Article V REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB		57

5.01	Corporate Organization	57
5.02	Organizational Documents	57
5.03	Capitalization	57
5.04	Authority Relative to This Agreement	59
5.05	No Conflict; Required Filings and Consents	59
5.06	Compliance	60
5.07	SEC Filings; Financial Statements; Sarbanes-Oxley	60
5.08	Business Activities; Absence of Certain Changes or Events	61
5.09	Absence of Litigation	62
5.10	Board Approval; Vote Required	62
5.11	No Prior Operations of Merger Sub	63
5.12	Brokers	63
5.13	SPAC Trust Fund	64
5.14	Employees	64
5.15	Taxes	65
5.16	Registration and Listing	67
5.17	Insurance	67
5.18	Intellectual Property	67
5.19	Agreements; Contracts and Commitments	67
5.20	Title to Property	68
5.21	Investment Company Act	68
5.22	Private Placements	68
5.23	SPAC’s and Merger Sub’s Investigation and Reliance	69
5.24	Exclusivity of Representations and Warranties	69

Article VI CONDUCT OF BUSINESS PENDING THE MERGERS		70

6.01	Conduct of Business by the Company Pending the Mergers	70
6.02	Conduct of Business by SPAC and Merger Sub Pending the Mergers	74
6.03	Claims Against Trust Account	76

Article VII ADDITIONAL AGREEMENTS		76

7.01	No Solicitation	76
7.02	Registration Statement; Proxy Statement	79
7.03	Company Stockholder Approval; Holdings Stockholder Approval	81
7.04	SPAC Shareholders’ Meeting and Merger Sub Stockholder’s Approval	82
7.05	Access to Information; Confidentiality	83
7.06	Incentive Equity Plan; ESPP	83
7.07	Directors’ and Officers’ Indemnification	84
7.08	Notification of Certain Matters	86

7.09	Further Action; Reasonable Best Efforts	86
7.10	Public Announcements	87
7.11	Stock Exchange Listing	88
7.12	Antitrust	88
7.13	Trust Account; SPAC Operating Account	89
7.14	Tax Matters	90
7.15	Directors	91
7.16	SPAC Public Filings	91
7.17	Litigation	91
7.18	PCAOB Financial Statements	92

Article VIII CONDITIONS TO THE MERGERS		92

8.01	Conditions to the Obligations of Each Party for the Acquisition Closing	92
8.02	Conditions to the Obligations of SPAC and Merger Sub	94
8.03	Conditions to the Obligations of the Company and Holdings	95

Article IX TERMINATION, AMENDMENT AND WAIVER		96

9.01	Termination	96
9.02	Effect of Termination	97
9.03	Expenses	97
9.04	Amendment	97
9.05	Waiver	97

Article X GENERAL PROVISIONS		98

10.01	Notices	98
10.02	Nonsurvival of Representations, Warranties and Covenants	99
10.03	Severability	99
10.04	Entire Agreement; Assignment	99
10.05	Parties in Interest	100
10.06	Governing Law	100
10.07	Waiver of Jury Trial	100
10.08	Headings	100
10.09	Counterparts	101
10.10	Specific Performance	101
10.11	No Recourse	101
10.12	Conflicts and Privilege	102

Exhibit A	Form of Certificate of Incorporation of SPAC after Domestication
Exhibit B	Form of Bylaws of SPAC after Domestication
Exhibit C	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit D	Form of Bylaws of the Surviving Corporation
Exhibit E	Form of Amended and Restated Registration Rights Agreement
Exhibit F	Form of Written Consent
Exhibit G	Form of Omnibus Incentive Plan
Exhibit H	Form of ESPP

Schedule A	Company Knowledge Parties
Schedule B	Key Company Stockholders
Schedule C	Holdings Director Nominees

Schedule I	Certain Directors and Advisors of SPAC
Schedule II	Company Material Adverse Effect Knowledge Parties

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of September 20, 2021 (this “Agreement”), is entered into by and among G Squared Ascend I Inc., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (together with its successor, “SPAC”), Horizon Merger Sub Inc., a Delaware corporation and wholly owned direct Subsidiary of SPAC (“Merger Sub”), Transfix, Inc., a Delaware corporation (the “Company”), and Transfix Holdings, Inc., a Delaware corporation and wholly owned direct Subsidiary of the Company (“Holdings”). SPAC, Merger Sub, the Company and Holdings are collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Companies Act”), the Parties will enter into a business combination transaction pursuant to which (a) on the Closing Date prior to the Initial Closing, SPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by effecting the Domestication in accordance with the applicable provisions of the DGCL and the Companies Act and in connection therewith, SPAC will amend and restate the SPAC Articles of Association and other governing documents by (x) adopting and filing with the Delaware Secretary of State a certificate of incorporation substantially in the form attached to this Agreement as Exhibit A (the “SPAC Delaware Charter”) and (y) adopting bylaws substantially in the form attached to this Agreement as Exhibit B (the “SPAC Delaware Bylaws”), (b) on the Closing Date, SPAC will merge with and into Holdings (the “Initial Merger”), with Holdings surviving the Initial Merger (Holdings, in its capacity as the surviving corporation of the Initial Merger, is sometimes referred to herein as the “Surviving Corporation”) and becoming the sole owner of Merger Sub, and (c) on the Closing Date but immediately after the Initial Merger Effective Time, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”), with the Company surviving the Acquisition Merger as a wholly owned Subsidiary of the Surviving Corporation (the Company, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Company”);

WHEREAS, each of the parties agrees that for U.S. federal income tax purposes, (a) it is intended that (i) the Domestication qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code, (ii) the Initial Merger qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code to which SPAC and Holdings are parties within the meaning of Section 368(b) of the Code, and (iii) the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which Holdings and the Company are parties within the meaning of Section 368(b) of the Code; and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of (i) the Domestication, (ii) the Initial Merger and, (iii) the Acquisition Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the Company’s stockholders (the “Company Recommendation”);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, SPAC, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Acquisition Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and adopted this Agreement and the Acquisition Merger and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Acquisition Merger and directed that this Agreement and the Acquisition Merger be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, the Board of Directors of Holdings (the “Holdings Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, Holdings and its sole stockholder, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the sole stockholder of Holdings approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Holdings;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Stockholders, as Company stockholders holding shares of Company Stock sufficient to constitute the Requisite Company Stockholder Approval, are entering into the Stockholder Support Agreement, dated as of the date hereof, (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Stock in favor of this Agreement and the Transactions (including the Mergers);

WHEREAS, in connection with the Acquisition Closing, Holdings, certain shareholders of SPAC and certain stockholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by SPAC and the Company); and

WHEREAS, concurrently with the execution and delivery of this Agreement, G Squared Ascent Management I, LLC (the “Sponsor”) and each of the individuals set forth on Schedule I has executed and delivered to the Company the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other Transaction Documents and the Transactions.

WHEREAS, concurrently with the execution and delivery of this Agreement, (a) the Sponsor has executed and delivered to SPAC the Amended and Restated Forward Purchase Agreement, dated as of the date hereof (the “Amended and Restated Forward Purchase Agreement”), pursuant to which the Sponsor, upon the terms and subject to the conditions set forth therein, has agreed to purchase (i) 5,000,000 units at a purchase price of $10.00 per unit, with each such unit consisting of one share of SPAC Class A Common Stock and one-fifth of one SPAC Delaware Warrant (“Forward Purchase Units”) and (ii) an additional number of Forward Purchase Units equal to the number of SPAC Class A Ordinary Shares redeemed pursuant to the Redemption Rights, up to a maximum of an additional 5,000,000 Forward Purchase Units (collectively, the “Sponsor Private Placement Units”), in each case, in a private placement to be consummated on the Closing Date at or after the Domestication Effective Time and prior to the Initial Merger Effective Time (the “Sponsor Private Placement”) and (b) New Enterprise Associates 15, L.P. (“NEA” and, together with the Sponsor the “Forward Purchase Investors”) has executed and delivered to SPAC the Forward Purchase Agreement, dated as of the date hereof (the “NEA Forward Purchase Agreement” and, together with the Amended and Restated Forward Purchase Agreement, the “Forward Purchase Agreements”), pursuant to which NEA, upon the terms and subject to the conditions set forth therein, has agreed to purchase 1,000,000 Forward Purchase Units at a purchase price of $10.00 per unit (the “NEA Private Placement Units” and, together with the Sponsor Private Placement Units, the “Private Placement Units”), in a private placement to be consummated on the Closing Date at or after the Domestication Effective Time and prior to the Initial Merger Effective Time (the “NEA Private Placement” and, together with the Sponsor Private Placement, the “Private Placements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

1.01        Certain Definitions. For purposes of this Agreement:

“2014 Equity Incentive Plan” means the Company’s 2014 Stock Plan as such may have been amended, supplemented or modified from time to time.

“2019 Equity Incentive Plan” means the Company’s 2019 Stock Plan as such may have been amended, supplemented or modified from time to time.

“Adjusted Aggregate Fully Diluted Company Common Shares” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)) the Aggregate Fully Diluted Company Common Shares as of immediately prior to the Acquisition Merger Effective Time, excluding, solely for purposes of this definition, any Company Options and Company RSU Awards that are unvested as of immediately prior to the Acquisition Merger Effective Time.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Acquisition Merger Effective Time after giving effect to the Conversion or (ii) issuable upon, or subject to, the settlement of any Equity Securities of the Company issued and outstanding immediately prior to the Acquisition Merger Effective Time, including Company Options (whether or not then vested or exercisable), Company RSU Awards and Company Warrants, in each case, that are issued and outstanding immediately prior to the Acquisition Merger Effective Time, minus (b) the Treasury Shares outstanding immediately prior to the Acquisition Merger Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options and Company Warrants described in clause (ii) above divided by the Per Share Merger Ratio.

“Aggregate Merger Consideration” means a number of shares of Surviving Corporation Common Stock equal to the quotient obtained by dividing (i) the Company Valuation, by (ii) $10.00.

“Ancillary Agreements” means the Registration Rights Agreement, the Sponsor Support Agreement, the Amended and Restated Forward Purchase Agreement, the NEA Forward Purchase Agreement, the Stockholder Support Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, the Company or Holdings in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Combination” has the meaning ascribed to such term in the SPAC Articles of Association.

“Business Data” means all business information and data that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), communications and telecommunications networks, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” or installed on premises, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as in effect from time to time, together with all amendments thereto and all regulations and guidance issued by any Governmental Authority with respect thereto, any executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, and any analogous or similar provisions under applicable Law.

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than the Surviving Corporation or the Surviving Subsidiary Company), has direct or indirect beneficial ownership of Equity Securities (or rights convertible or exchangeable into Equity Securities) representing more than fifty percent (50%) of the voting power of or economic rights or interests in the Surviving Corporation or the Surviving Subsidiary Company; provided, that such transaction or series of transactions shall not constitute a Change of Control unless such transaction or series of transactions results in such person or “group” of persons having more than the percentage of the ordinary voting power for the election of the board of directors of the Surviving Corporation owned in the aggregate, directly or indirectly, beneficially, by the Company Founder and his affiliates; (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting Equity Securities of the Surviving Corporation or the Surviving Subsidiary Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting Equity Securities of the person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (c) the result of which is a sale of all or substantially all of the assets of the Surviving Corporation or the Surviving Subsidiary Company to any person.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company dated March 18, 2020, as the same may be amended, supplemented or modified from time to time.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.001 per share.

“Company Equity Interests” means Company Stock, Company Options, Company RSU Awards and Company Warrants.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or used or held for use in the conduct of the business of the Company and its Company Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities, operations, or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or the Company Subsidiaries); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or at the written request of, or with the written consent of, SPAC; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any matter specifically set forth on the Company Disclosure Schedule; (h) any Effect to the extent actually known by those individuals set forth on Schedule II on or prior to the date hereof; or (i) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (i) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect), except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all outstanding options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under the 2014 Equity Incentive Plan, 2019 Equity Incentive Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include any “Company Warrants.”

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock and Company Series Seed Preferred Stock.

“Company RSU Awards” means all outstanding restricted stock unit awards covering shares of Company Common Stock, whether or not vested, granted pursuant to the 2014 Equity Incentive Plan, 2019 Equity Incentive Plan or otherwise.

“Company Series A Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Company Series C Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Company Series D Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series D Preferred Stock in the Company Certificate of Incorporation.

“Company Series D Warrants” means the outstanding warrants to purchase shares of Company Series D Preferred Stock pursuant to that certain Plain English Warrant Agreement, by and between TFX and TriplePoint Venture Growth BDC Corp., dated May 31, 2019.

“Company Series E Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series E Preferred Stock in the Company Certificate of Incorporation.

“Company Series Seed Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series Seed Preferred Stock in the Company Certificate of Incorporation.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Subsidiary” means each Subsidiary of the Company including, for the avoidance of doubt, Holdings.

“Company Valuation” means $1,000,000,000.

“Company Voting Agreement” means that certain Amended and Restated Voting Agreement, dated as of March 19, 2020, by and among the Company and the parties named therein.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries, in each case that either (x) the Company or the Company Subsidiaries are bound to keep confidential or (y) with respect to clause (i), the Company or the applicable Company Subsidiary purport to maintain as a trade secret under applicable Laws.

“Contract” means any legally binding written or oral agreement, contract, lease, sublease, loan agreement, security agreement, license, sublicense, indenture, deed, mortgage, commitment, promise, undertaking, or other similar instrument or obligation, to which the party in question is a party, or to which any property, business operation, or right of the party in question is subject or bound.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Equity Securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “work from home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Earnout Period” means the time period between the Closing Date and the six-year anniversary of the Closing Date.

“Eligible Company Equityholders” means, with respect to a Triggering Event or a Change of Control, each holder, as of immediately prior to the Acquisition Merger Effective Time, of (i) a share of Company Common Stock (after taking into account the Conversion) and (ii) a vested Company Option or vested Company RSU Award.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, and any bonus, stock option, stock purchase, restricted stock, other equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten, other than, in any case, any immaterial fringe benefits and statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

“Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets and allowances of any kind, howsoever entitled, resulting from, or attributable to, the renewable nature of electricity production or the avoidance of the emission of any gas, chemical, or other substance to the environment, including (but not limited to) the avoidance of lifecycle greenhouse gas emissions, including (but not limited to) credits associated with California’s Low Carbon Fuel Standard.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, natural resources or human health and safety; (iv) land use; or (v) the characterization of products or services as renewable, green, sustainable, or similar such claims.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, any other ownership interest or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right, security (including debt securities) convertible, exchangeable or exercisable, directly or indirectly, therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the quotient obtained by dividing (i) the number of shares constituting the Aggregate Merger Consideration, by (ii) the number of Aggregate Fully Diluted Company Common Shares.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (iv) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Holdings Organizational Documents” means the certificate of incorporation and bylaws of Holdings, as amended, modified or supplemented from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary or confidential information, know-how (including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) all other intellectual property or proprietary rights of any kind or description in any jurisdiction throughout the world, and (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated March 19, 2020, by and among the Company and the parties named therein.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of each persons listed on Schedule A after reasonable inquiry of the individuals with operational responsibility in the functional area of such person, and in the case of SPAC, the actual knowledge of the individuals listed on Schedule II, after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Listing Exchange” mean the New York Stock Exchange, or another national securities exchange mutually agreed to by the parties as of the Closing Date, subject only to official notice of issuance thereof.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“MidCap Credit Agreement” means that certain Credit Guaranty and Security Agreement, dated as of April 22, 2021, by and among the Company, the other borrowers from time to time party thereto, each guarantor from time to time party thereto, MidCap Funding IV Trust, a Delaware statutory trust, individually as agent and as lender, and the financial institutions or other entities from time to time thereto, as amended, restated, replaced or refinanced from time to time.

“Note Purchase Agreement” means that certain Subordinated Convertible Promissory Note Purchase Agreement, dated as of June 15, 2021, by and among the Company and the persons and entities listed on the schedule of lenders attached thereto as Exhibit A.

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation, or (iii) any Reciprocal License, in each case whether or not source code is available or included in such license.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Share Consideration” means the Per Share Merger Consideration and the Per Share Earnout Consideration.

“Per Share Earnout Consideration” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)) with respect to each Eligible Company Equityholder, a number of shares of Surviving Corporation Common Stock equal to (i) the number of Earnout Shares applicable to such Triggering Event or Change of Control, divided by (ii) the Adjusted Aggregate Fully Diluted Company Common Shares.

“Per Share Merger Consideration” means a number of Surviving Corporation Common Stock equal to (i) Aggregate Merger Consideration divided by (ii) the Aggregate Fully Diluted Company Common Shares.

“Per Share Merger Ratio” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent or, if delinquent, which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (vii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means: (i) information related to, or capable of being associated with (alone or in combination with other information), an identified individual, household or device (e.g., name, address, telephone number, IP address, email address, financial account number, government-issued identifier); or (ii) all information defined or described by the Company as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s privacy policies or other public-facing statement.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, including, the following Laws and their implementing regulations: the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the General Data Protection Regulation (EU) 2016/679, Children’s Online Privacy Protection Act, California Consumer Privacy Act (the “CCPA”), and state data breach notification Laws.

“Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of information.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Article 38 of the SPAC Articles of Association, as amended.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration) with a Governmental Authority or domain name registrar, including domain names.

“Requisite Company Stockholder Approval” means the requisite consent of the Company’s stockholders under the DGCL and the Company Certificate of Incorporation and bylaws (or any equivalent organizational documents) of the Company to approve this Agreement and the Transactions (including the Mergers), which shall consist of the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Stock, voting together as a single class on an as-converted basis, and (ii) the holders of sixty percent (60%) of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis.

“Right of First Refusal and Co-Sale Agreement” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 19, 2020, by and among the Company and the parties named therein.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Service Provider” means any employee, officer, director, individual independent contractor or individual consultant of the Company or any Company Subsidiary.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format) and related documentation and materials.

“SPAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association, dated February 4, 2021.

“SPAC Cayman Warrant” means whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the SPAC at or after the Domestication Effective Time, including shares of Class A common stock of the SPAC issued pursuant to the Sponsor Private Placement or NEA Private Placement.

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Consideration” means the shares of Surviving Corporation Common Stock issuable to holders of SPAC Class A Ordinary Shares and SPAC Founders Shares in accordance with Section 3.01(a).

“SPAC Delaware Warrant” means whole warrants to purchase SPAC Class A Common Stock, with each whole warrant exercisable for one SPAC Class A Common Stock at an exercise price of $11.50, including each such warrant issued pursuant to the Sponsor Private Placement or the NEA Private Placement.

“SPAC Founders Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Intervening Event” means any Effect that, individually or in the aggregate, (x) has a material and adverse impact on the business, assets, liabilities, operations, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, (y) was not known or reasonably foreseeable to the SPAC Board as of the date hereof and that becomes known to the SPAC Board after the date hereof and prior to the receipt of approval of the Required SPAC Proposals and (z) that does not relate to (1) a SPAC Alternative Transaction or (2) clearance of the Transaction under the Regulatory Approvals or any other applicable Laws, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 6.01; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Intervening Event”: (i) any Effect described in subsections (a) through (f) of the definition of “Company Material Adverse Effect”; provided, however, that any such Effect described in subsections (a) through (d) of the definition of “Company Material Adverse Effect” may be taken into account in determining whether a SPAC Intervening Event has occurred to the extent it has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to similarly situated Persons operating in the industries in which the Company and the Company Subsidiaries operate; or (ii) the accounting treatment of the SPAC Warrants or the Assumed SPAC Warrants. Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Intervening Event.

“SPAC Material Adverse Effect” means any event, occurrence, state of facts, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities or operations of SPAC or (ii) would prevent, materially delay or materially impede the performance by SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or the Company Subsidiaries); (e) any actions taken or not taken by the SPAC or Merger Sub as required by this Agreement or at the request of, or with the written consent of, the Company; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (g) the accounting treatment of the SPAC Warrants (except in the cases of clauses (a) through (d) and clause (g), to the extent that SPAC is disproportionately affected thereby as compared with other similarly situated participants in the industry in which SPAC operates). Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Organizational Documents” means (i) prior to the Domestication, the SPAC Articles of Association, the Trust Agreement and the SPAC Warrant Agreement, (ii) following the Domestication but prior to the Initial Merger, the SPAC Delaware Charter, the SPAC Delaware Bylaws, the Trust Agreement and the SPAC Warrant Agreement; and (ii) following the Initial Merger, the Surviving Corporation Certificate of Incorporation, the Surviving Corporation Bylaws, the Trust Agreement and the SPAC Warrant Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Warrant Agreement” means that certain warrant agreement dated February 4, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as amended, modified or supplemented from time to time.

“SPAC Warrants” means (i) prior to the Domestication, a SPAC Cayman Warrants, (ii) following the Domestication, SPAC Delaware Warrants, and (iii) following the Initial Merger, Assumed SPAC Warrants.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the Equity Securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Surviving Corporation Common Stock” means the common stock, par value $0.0001 per share, of the Surviving Corporation.

“Tax” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, imputed underpayment, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, escheat, unclaimed property, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Trading Day” means any day on which shares of Surviving Corporation Common Stock are actually traded on the principal securities exchange or securities market on which shares of Surviving Corporation Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury Regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the daily volume-weighted average sale price of one share of Surviving Corporation Common Stock quoted on the Listing Exchange (or the exchange on which the shares of Surviving Corporation Common Stock are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the daily volume-weighted average sale price of one share of Surviving Corporation Common Stock quoted on the Listing Exchange (or the exchange on which the shares of Surviving Corporation Common Stock are then listed) is greater than or equal to $15.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the daily volume-weighted average sale price of one share of Surviving Corporation Common Stock quoted on the Listing Exchange (or the exchange on which the shares of Surviving Corporation Common Stock are then listed) is greater than or equal to $17.50 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

1.02        Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2021 Balance Sheet	§4.07(a)
Acquisition Closing	§2.03(b)
Acquisition Merger	Recitals
Acquisition Merger Effective Time	§2.03(a)
Action	§4.09
Agreement	Preamble
Alternative Transaction	§7.01(a)
Antitrust Laws	§7.12(a)
Assumed SPAC Warrant	§3.01(a)(iii)
Assumed Warrant	§3.01(d)
Audited Annual Financial Statements	§4.07(a)
Blue Sky Laws	§4.05(b)
Certificates	§3.02(b)

Change in Recommendation	§7.04(b)
Claims	§6.03
Closing Date	§2.03(b)
COBRA	§4.10(e)
Code	§3.02(i)
Company	Preamble
Company Board	Recitals
Company D&O Insurance	§7.07(c)
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	§4.21(a)
Company Permit	§4.06
Company Recommendation	Recitals
Company Record Date	§3.02(a)(ii)
Company Warrants	§4.03(b)
Confidentiality Agreement	§7.05(b)
Contracting Parties	§10.11
Conversion	§3.01(b)
D&O Indemnitees	§7.07(a)
D&O Insurance	§7.07(c)
Data Security Requirements	§4.13(i)
Domestication Condition	§8.01(h)
Earnout Shares	§3.03(a)
Election	§3.02(a)(i)
Election Deadline	§3.02(a)(i)
Election Period	§3.02(a)(ii)
Environmental Permits	§4.15
ERISA Affiliate	§4.10(c)
ESPP	§7.06
Exchange Agent	§3.02(b)
Exchange Fund	§3.02(b)
Exchanged Option	§3.01(e)
Financial Statements	§4.07(b)
Form of Election	§3.02(a)(ii)
Forward Purchase Agreements	Recitals
Forward Purchase Investors	Recitals
GAAP	§4.07(a)
Governmental Authority	§4.05(b)
Health Plan	§4.10(j)
Holder	§3.02(a)(i)

Holdings	Recitals
Holdings Common Stock	§4.03(f)
Information Security Reviews	§4.14(l)
Initial Closing	§2.03(b)
Initial Merger	Recitals
Initial Merger Effective Time	§2.03(a)
IRS	§4.10(b)
Lease	§4.12(b)
Lease Documents	§4.12(b)
Letter of Transmittal	§3.02(c)
Material Contracts	§4.16(a)
Material Customers	§4.17
Material Suppliers	§4.17
Maximum Annual Premium	§7.07(c)
Merger Materials	§7.02(a)
Merger Sub	Recitals
Merger Sub Board	Recitals
Merger Sub Common Stock	§5.03(b)
Mergers	Recitals
NEA	Recitals
NEA Forward Purchase Agreement	Recitals
NEA Forward Purchase Units	Recitals
NEA Private Placement	Recitals
Nonparty Affiliates	§10.11
Omnibus Incentive Plan	§7.06
Outside Date	§9.01(b)
PCAOB Financial Statements	§7.18
Plans	§4.10(a)
PPACA	§4.10(j)
Private Placements Units	Recitals
Proxy Statement	§7.02(a)
Registration Rights Agreement	Recitals
Registration Statement	§7.02(a)
Remedies Exceptions	§4.04
Representatives	§7.05(a)
Required SPAC Proposals	§7.02(a)
Restricted Earnout Shares	§3.03(h)
SEC	§5.07(a)
Securities Act	§4.05(b)
Side Letter Agreements	§4.21(b)
SPAC	Preamble
SPAC Alternative Transaction	§7.01(d)
SPAC Board	Recitals
SPAC Delaware Bylaws	Recitals
SPAC Delaware Charter	Recitals

SPAC D&O Indemnitees	§7.07(a)
SPAC D&O Insurance	§7.07(d)
SPAC Disclosure Schedule	Article V
SPAC Intervening Event Notice	§7.04(b)
SPAC Intervening Event Notice Period	§7.04(b)
Sponsor Private Placement	Recitals
Sponsor Private Placement Units	Recitals

1.03        Construction.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law, and (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room, in each case, no later than two Business Days prior to the date hereof.

(b)           The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)            References in Articles V through X to the “SPAC” shall refer to G Squared Ascend I Inc. for all periods prior to completion of the Initial Merger and to the Surviving Corporation for all periods after completion of the Initial Merger; provided that the forgoing shall not apply to the representations and warranties set forth in Section 5.04, Section 5.05 or Section 5.06.

Article II

AGREEMENT AND PLAN OF MERGER

2.01         The Domestication.

(a)           After all of the conditions set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party or Parties entitled to the benefit thereof (other than the Domestication Condition and those conditions that by their nature or terms are to be satisfied at the Initial Closing or the Acquisition Closing), but on the Closing Date, SPAC shall change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by (i) deregistering as a Cayman Islands exempted company pursuant to and in accordance with Sections 206 through 209 of the Companies Act and (ii) continuing and domesticating as a Delaware corporation pursuant to and in accordance with Section 388 of the DGCL (the “Domestication”). SPAC will effect the Domestication by (A) filing all applicable notices, undertakings and other documents required to be filed, in form and substance reasonably satisfactory to the Company, paying all applicable fees required to paid, and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Companies Act and in accordance therewith and (B) filing a certificate of corporate domestication, in form and substance reasonably acceptable to the Company (the “Certificate of Domestication”), and the SPAC Delaware Charter simultaneously with the Delaware Secretary of State in accordance with Section 388 of the DGCL. The Domestication shall become effective under the DGCL at the time the Certificate of Domestication and the SPAC Delaware Charter are accepted for filing by the Delaware Secretary of State or at such later time as may be mutually agreed by the Company and SPAC and specified in each of the Certificate of Domestication and the SPAC Delaware Charter. The time at which the Domestication actually becomes effective under the DGCL is referred to herein as the “Domestication Effective Time”.

(b)           At the Domestication Effective Time, the SPAC Articles of Association shall be amended and restated such that (i) the SPAC Delaware Charter shall be the certificate of incorporation of SPAC until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the DGCL and (ii) the SPAC Delaware Bylaws shall be the bylaws of SPAC until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the SPAC Delaware Charter and the DGCL.

(c)           At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of any holder of SPAC Class A Ordinary Shares, SPAC Founders Shares or SPAC Warrants, (i) each SPAC Founders Share that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into a share of SPAC Class A Common Stock, (ii) immediately following the conversion described in clause (i), each SPAC Class A Ordinary Share that is then issued and outstanding will convert automatically, on a one-for-one basis, into a share of SPAC Class A Common Stock, and (iii) each SPAC Cayman Warrant that is issued and outstanding immediately prior to the Domestication Effective Time will convert automatically, on a one-for-one basis, into a SPAC Delaware Warrant, pursuant to and in accordance with the SPAC Warrant Agreement.

2.02        The Mergers.

(a)            Upon the terms and subject to the conditions set forth in this Article II, in accordance with the DGCL, on the Closing Date at the Initial Merger Effective Time SPAC shall be merged with and into Holdings. As a result of the Initial Merger, the separate corporate existence of SPAC shall cease, and Holdings shall continue as the surviving corporation of the Initial Merger (provided that references to Holdings for periods after the Initial Merger Effective Time shall include the Surviving Corporation).

(b)           Upon the terms and subject to the conditions set forth in set forth in this Article II and Article VIII in accordance with the DGCL, on the Closing Date immediately after the Initial Merger Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Acquisition Merger (provided that references to the Company for periods after the Acquisition Merger Effective Time shall include the Surviving Subsidiary Company) as a wholly owned Subsidiary of the Surviving Corporation.

2.03        Effective Times; Closing.

(a)            On the Closing Date after the Domestication, but no later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than the Domestication Condition and those conditions that by their nature are to be satisfied at the Initial Closing, it being understood that the occurrence of the Initial Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Initial Closing), the Parties shall cause the Initial Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and mutually agreed by the Parties (the date and time of the filing of such certificate of merger (or such later time as may be agreed by each of the parties hereto and specified in such certificate of merger) being the “Initial Merger Effective Time”). Immediately after the Initial Merger Effective Time, the Parties shall cause the Acquisition Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties (the date and time of the filing of such certificate of merger (or such later time as may be agreed by each of the parties hereto and specified in the certificate of merger) being the “Acquisition Merger Effective Time”).

(b)           Immediately prior to such filing of a certificate of merger in accordance with Section 2.03(a) with respect to the Initial Merger, a first closing (the “Initial Closing”) shall occur. On the same day but immediately after the Initial Merger Effective Time, immediately prior to such filing of a certificate of merger in accordance with Section 2.03(a) with respect to the Acquisition Merger, a second closing (the “Acquisition Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Initial Closing and the Acquisition Closing actually occur is referred to in this Agreement as the “Closing Date.”

2.04        Effect of the Mergers.

(a)            At the Initial Merger Effective Time, the effect of the Initial Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Holdings shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Holdings shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b)           At the Acquisition Merger Effective Time, the effect of the Acquisition Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Subsidiary Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Subsidiary Company.

2.05        Certificate of Incorporation of Surviving Corporation; Bylaws of Surviving Corporation; Registration Rights Agreement.

(a)            At the Initial Merger Effective Time, Holdings shall file a certificate of incorporation in substantially the form attached as Exhibit C hereto (the “Surviving Corporation Certificate of Incorporation”) with the Secretary of State of Delaware, and the Surviving Corporation Certificate of Incorporation shall be adopted as the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.07).

(b)           At the Initial Merger Effective Time, the bylaws in substantially the form attached as Exhibit B hereto (the “Surviving Corporation Bylaws” and together with the Surviving Corporation Certificate of Incorporation, the “Surviving Corporation Organizational Documents”) shall be adopted as the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.07).

(c)            At the Acquisition Merger Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Acquisition Merger Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Subsidiary Company until thereafter amended in accordance with their terms and as provided by the DGCL (subject to Section 7.07).

(d)           At the Acquisition Closing, the Surviving Corporation shall deliver to the Company a copy of the Registration Rights Agreement duly executed by the Surviving Corporation and the shareholders of SPAC party thereto.

2.06        Directors and Officers of Surviving Corporation; Directors of Surviving Subsidiary Company.

(a)            Subject to Section 7.15, the Parties will take all requisite action such that the directors and officers of Holdings as of immediately prior to the Initial Merger Effective Time continue as the initial directors and officers of the Surviving Corporation immediately after the Initial Merger Effective Time, each to hold office in accordance with the provisions of the DGCL and the Surviving Corporation Organizational Documents until their respective successors are, duly elected or appointed and qualified, as applicable.

(b)           The Parties will take all requisite action such that the directors and officers of the Surviving Subsidiary Company immediately after the Acquisition Merger Effective Time shall be the individuals designated by the Company prior to the Closing, each to hold office in accordance with the provisions of the DGCL and the Surviving Corporation Organizational Documents until their respective successors are, duly elected or appointed and qualified.

Article III

EFFECTS OF THE MERGER

3.01        Conversion of Securities.

(a)           At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any Party or any other person:

(i)             each share of Holdings Common Stock issued and outstanding immediately prior to the Initial Merger Effective Time shall be redeemed for par value;

(ii)            each share of SPAC Class A Common Stock issued and outstanding immediately prior to the Initial Merger Effective Time shall be canceled and converted into one share of Surviving Corporation Common Stock;

(iii)           each SPAC Warrant, to the extent then outstanding and unexercised immediately prior to the Initial Merger Effective Time, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire one share of Surviving Corporation Common Stock, subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former SPAC Warrant immediately prior to the Initial Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions (each such resulting warrant, an “Assumed SPAC Warrant”). Accordingly, effective as of the Initial Merger Effective Time: (A) each Assumed SPAC Warrant shall be exercisable solely for shares of Surviving Corporation Common Stock; (B) the number of shares of Surviving Corporation Common Stock subject to each Assumed SPAC Warrant shall be equal to the number of shares of SPAC Class A Common Stock subject to the applicable SPAC Warrant and (C) the per share exercise price for the Surviving Corporation Common Stock issuable upon exercise of such Assumed SPAC Warrant shall be equal to the per share exercise price for the shares of SPAC Class A Common Stock subject to the applicable SPAC Warrant as in effect immediately prior to the Initial Merger Effective Time. The Surviving Corporation shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed SPAC Warrants remain outstanding, a sufficient number of shares of Surviving Corporation Common Stock for delivery upon the exercise of such Assumed SPAC Warrants; and

(b)           On the Closing Date and immediately prior to the Acquisition Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall automatically convert into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Article IV(B)4 of the Company Certificate of Incorporation (the “Conversion”). After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(c)            At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of any Party or any other person:

(i)             each share of Company Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time (including shares of Company Common Stock resulting from the Conversion) shall be canceled and converted into the right to receive (A) the applicable Per Share Merger Consideration and (B) upon a Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)), the applicable Per Share Earnout Consideration (with any fractional share to which any holder of Company Common Stock would otherwise be entitled rounded down to the nearest whole share) in accordance with Section 3.03, in each case without interest

(ii)            all shares of Company Stock held in the treasury of the Company (the “Treasury Shares”) shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii)           each share of Merger Sub Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Subsidiary Company.

(d)           Effective as of the Acquisition Merger Effective Time, each Company Series D Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire a number of shares of Surviving Corporation Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.01(d) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Series D Warrant immediately prior to the Acquisition Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions. Accordingly, effective as of the Acquisition Merger Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of Surviving Corporation Common Stock; (b) the number of shares of Surviving Corporation Common Stock subject to each Assumed Warrant shall be equal to (1) the number of shares of Company Common Stock subject to the applicable Company Series D Warrant (assuming the shares of Company Series D Preferred Stock subject to such Company Series D Warrant convert into shares of Company Common Stock pursuant to the Conversion) immediately prior to the Acquisition Merger Effective Time multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Surviving Corporation Common Stock; and (c) the per share exercise price for the Surviving Corporation Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Series D Warrant (assuming the shares of Company Series D Preferred Stock subject to such Company Series D Warrant convert into shares of Company Common Stock pursuant to the Conversion), as in effect immediately prior to the Acquisition Merger Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. The Surviving Corporation shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Surviving Corporation Common Stock for delivery upon the exercise of such Assumed Warrants.

(e)            Each Company Option that is outstanding and unexercised as of immediately prior to the Acquisition Merger Effective Time, whether or not vested, shall be assumed and converted into an option to purchase a number of shares of Surviving Corporation Common Stock (such option, an “Exchanged Option”) equal to (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Acquisition Merger Effective Time, multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole share), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Acquisition Merger Effective Time, divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Surviving Corporation Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Surviving Corporation Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, each Exchanged Option shall be subject to the same terms and conditions (including applicable vesting, acceleration, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Acquisition Merger Effective Time.

(f)             Each Company RSU Award that is outstanding immediately prior to the Acquisition Merger Effective Time shall be assumed and converted into an award covering a number of shares of Surviving Corporation Common Stock (rounded down to the nearest whole number) (such award of restricted shares, “Exchanged RSU Award”) equal to (i) the number of shares of Company Common Stock subject to such award immediately prior to the Acquisition Merger Effective Time, multiplied by (ii) the Exchange Ratio. Except as specifically provided above, each Exchanged RSU Award shall be subject to the same terms and conditions (including applicable vesting, acceleration, expiration and forfeiture provisions) that applied to the corresponding Company RSU Award immediately prior to the Acquisition Merger Effective Time.

(g)           At or prior to the Initial Merger Effective Time and the Acquisition Merger Effective Time (as applicable), the parties hereto and their respective boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Common Stock pursuant to Section 3.01(c), the treatment of the Company Series D Warrants pursuant to Section 3.01(d), the treatment of the Company Options pursuant to Section 3.01(e), the treatment of Company RSU Awards pursuant to Section 3.01(f), and/or to cause any disposition or acquisition of Equity Securities of SPAC or the Surviving Corporation pursuant to Section 3.01(a), Section 3.01(c), Section 3.01(d), Section 3.01(e), or Section 3.01(f), or pursuant to the NEA Private Placement or the Sponsor Private Placement, as applicable, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to SPAC or the Surviving Corporation or who will (or is reasonably expected to) become subject to such reporting requirements with respect to the Surviving Corporation to be exempt under Rule 16b-3 under the Exchange Act.

3.02        Exchange of Certificates.

(a)            Exchange Agent. Prior to the Closing Date, Holdings shall cause to be transferred or deposited into a balance account (or the applicable equivalent), with an exchange agent designated by Holdings and reasonably satisfactory to SPAC (the “Exchange Agent”), for the benefit of the holders of SPAC Class A Common Stock, SPAC Founders Shares and the Company Stock (including shares of Company Common Stock resulting from the Conversion), for exchange in accordance with this Article III, the number of shares of Holdings Common Stock sufficient to deliver the aggregate SPAC Consideration and Per Share Consideration payable pursuant to this Agreement (such shares of Holdings Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Holdings shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the SPAC Consideration and the Per Share Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures for Company Stock Evidenced by Certificates; Exchange Procedures for Company Stock, SPAC Class A Common Stock, and SPAC Founders Shares in Book Entry.

(i)            As promptly as practicable after the Acquisition Merger Effective Time, if required by the Exchange Agent, Holdings shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Prior to the Acquisition Merger Effective Time, Holdings shall enter into an agreement with the Exchange Agent providing that, following the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (but in no event prior to the Acquisition Merger Effective Time), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and the Exchange Agent shall deliver the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Per Share Consideration in accordance with Section 3.01 shall be deemed at all times after the Acquisition Merger Effective Time to represent only the right to receive upon such surrender the applicable Per Share Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(ii)           Holdings shall use its reasonable best efforts to cause the Exchange Agent to issue to the holders of the SPAC Class A Common Stock, SPAC Founders Shares and Company Stock, in each case, represented by book entry, the applicable SPAC Consideration or the applicable Per Share Merger Consideration, as the case may be, in accordance with the provisions of Section 3.01, without such holder being required to deliver a Certificate or Letter of Transmittal to the Exchange Agent.

(c)           Distributions with Respect to Unexchanged Certificates. No dividends or other distributions declared or made after the Acquisition Merger Effective Time with respect to the Surviving Corporation Common Stock with a record date after the Acquisition Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Surviving Corporation Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, the Surviving Corporation shall pay or cause to be paid or cause the Exchange Agent to pay to the holder of the shares of Surviving Corporation Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Acquisition Merger Effective Time and theretofore paid with respect to such shares of Surviving Corporation Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Acquisition Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Surviving Corporation Common Stock.

(d)           No Further Rights in Company Common Stock. (i) The SPAC Consideration payable upon conversion of the SPAC Class A Common Stock and SPAC Founders Shares pursuant to Sections 3.01(a) in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Class A Common Stock and SPAC Founders Shares, as applicable, and (ii) the Per Share Consideration payable upon conversion of the Company Stock (including shares of Company Common Stock resulting from the Conversion) or pursuant to Section 3.03 in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(e)            Adjustments to SPAC Consideration and Per Share Consideration. The SPAC Consideration and the Per Share Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Class A Ordinary Shares (prior to the Domestication), SPAC Class A Common Stock (after the Domestication by prior to the Initial Merger), SPAC Founders Shares (prior to the Initial Merger), Surviving Corporation Common Stock (following the Initial Merger), or the Company Stock occurring on or after the date hereof and prior to the Acquisition Merger Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit SPAC or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Class A Common Stock, SPAC Founders Shares or Company Stock for one year after the Acquisition Merger Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of SPAC Class A Common Stock, SPAC Founders Shares or Company Stock, who have not theretofore complied with this Section 3.02 shall thereafter look only to the Surviving Corporation for the applicable SPAC Consideration or applicable Per Share Consideration, as the case may be, other than as provided in Section 3.03. Any portion of the Exchange Fund remaining unclaimed by holders of the SPAC Class A Common Stock, SPAC Founders Shares or Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(g)           No Liability. None of the Exchange Agent, SPAC, the Surviving Corporation, or Surviving Subsidiary Company shall be liable to any holder of SPAC Class A Common Stock, SPAC Founders Shares or Company Stock (including shares of Company Common Stock resulting from the Conversion) for any Surviving Corporation Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h)           Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. If the applicable withholding agent intends to withhold any Taxes from any amounts payable to holders of equity interests in the Company (other than with respect to any withholding (i) on amounts treated as compensation for applicable tax purposes or (ii) relating to a failure by the Company to deliver at or prior to the Acquisition Closing, the deliverable contemplated in Section 7.14(d), the applicable withholding agent shall use commercially reasonable efforts to provide prior notice of such withholding to the Company as soon as reasonably practicable after it determines withholding is required and shall reasonably cooperate to reduce or eliminate such withholding to the extent permissible under applicable Law. To the extent that amounts are deducted or withheld consistent with this Section 3.02(h) and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(i)             Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent or, solely in respect of Earnout Shares issuable pursuant to Section 3.03, the Surviving Corporation, will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01 or Section 3.03, as applicable.

(j)             Fractional Shares. No certificates or scrip or shares representing fractional shares of Surviving Corporation Common Stock shall be issued upon the exchange of SPAC Class A Common Stock, SPAC Founders Shares or Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Surviving Corporation or a holder of shares of Surviving Corporation Common Stock. In lieu of any fractional share of Surviving Corporation Common Stock to which any holder of SPAC Class A Common Stock, SPAC Founders Shares or Company Common Stock, would otherwise be entitled in connection with the payment of the SPAC Consideration or Per Share Merger Consideration, as applicable, the Exchange Agent shall round up or down to the nearest whole share of Surviving Corporation Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.03         Earnout.

(a)            Following the Acquisition Closing, as additional consideration for the Company interests acquired in connection with the Acquisition Merger, within five (5) Business Days after the occurrence of a Triggering Event, the Surviving Corporation shall issue or cause to be issued to the Eligible Company Equityholders with respect to such Triggering Event the following shares of Surviving Corporation Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Surviving Corporation Common Stock occurring after the Acquisition Closing) (the “Earnout Shares”) constituting the Per Share Earnout Consideration (which Earnout Shares, for the avoidance of doubt, shall be issued as shares of Surviving Corporation Common Stock to all Eligible Company Equityholders), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i)             upon the occurrence of Triggering Event I, a one-time issuance of an aggregate of 2,500,000 Earnout Shares;

(ii)            upon the occurrence of Triggering Event II, a one-time issuance of an aggregate of 2,500,000 Earnout Shares; and

(iii)           upon the occurrence of Triggering Event III, a one-time issuance of an aggregate of 2,500,000 Earnout Shares.

(b)           For the avoidance of doubt, the Eligible Company Equityholders with respect to a Triggering Event shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders collectively be entitled to receive more than an aggregate of 7,500,000 Earnout Shares pursuant to this Section 3.03.

(c)            If, during the Earnout Period, there is a Change of Control (A) the Surviving Corporation shall issue 7,500,000 shares of Surviving Corporation Common Stock (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a)) to the Eligible Company Equityholders with respect to the Change of Control, and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder.

(d)           The Surviving Corporation Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III and in Section 3.03(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Surviving Corporation Common Stock occurring after the Acquisition Closing.

(e)           At all times during the Earnout Period, the Surviving Corporation shall keep available for issuance a sufficient number of shares of unissued Surviving Corporation Common Stock to permit the Surviving Corporation to satisfy in full its issuance obligations set forth in this Section 3.03 and shall take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of Surviving Corporation Common Stock if at any time there shall be insufficient unissued Surviving Corporation Common Stock to permit such reservation. In no event will any right to receive Earnout Shares be represented by any negotiable certificates of any kind, and in no event will any holder of a contingent right to receive Earnout Shares take any steps that would render such rights readily marketable.

(f)            The Surviving Corporation shall take such actions as are reasonably requested by the Eligible Company Equityholders to evidence the issuances pursuant to this Section 3.03, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of the Surviving Corporation responsible for maintaining such ledger or the applicable registrar or transfer agent of the Surviving Corporation).

(g)           During the Earnout Period, the Surviving Corporation shall use reasonable best efforts for the Surviving Corporation to remain listed as a public company on, and for the Surviving Corporation Common Stock (including, when issued, the Earnout Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the shares of Surviving Corporation Common Stock are then listed; provided, however, that subject to Section 3.03(c), the foregoing shall not limit the Surviving Corporation from consummating a Change of Control or entering into a Contract that contemplates a Change of Control.

(h)           Notwithstanding anything to the contrary contained herein, the Earnout Shares to be issued to the holders of Company Options and Company RSU Awards pursuant to Section 3.03(a) shall be issued at or as soon as practicable following the Acquisition Closing in the form of restricted Surviving Corporation Common Stock pursuant to the Omnibus Incentive Plan (the “Restricted Earnout Shares”). The number of Restricted Earnout Shares issued with respect to each Company Option and Company RSU Award held by an Eligible Company Equity Holder shall be equal to (i) (A) 7,500,000, divided by (B) the number of Adjusted Aggregate Fully Diluted Company Common Shares as of immediately prior to the Acquisition Merger Effective Time, multiplied by (ii) the aggregate number of shares of Company Common Stock underlying the applicable Company Option and Company RSU Award. Each Restricted Earnout Share shall be subject to forfeiture, and such forfeiture restrictions shall lapse with respect to a pro rata portion of the Restricted Earnout Shares held by each holder of Restricted Earnout Shares upon the occurrence of a Triggering Event (or on the date on which a Change of Control occurs as described in Section 3.03(c)), but only to the extent that such Restricted Earnout Share would have been issued upon the Triggering Event (or Change of Control) had it instead been issued pursuant to Section 3.03(a)-(c), and upon such lapse of forfeiture the Restricted Earnout Shares shall be treated as issued pursuant to Section 3.03(a)-(c) (as applicable). Any Restricted Earnout Share that remains subject to forfeiture at the expiration of the Earnout Period shall automatically and without further action be forfeited, and the Eligible Company Equityholder shall have no further right, title or interest in such Restricted Earnout Share. The Restricted Earnout Shares shall be subject to adjustment in accordance with Section 3.03(a), and shall not be entitled to dividends paid with respect to the Surviving Corporation Common Stock during the Earnout Period. Notwithstanding anything to the contrary in this Section 3.03, in no event shall the number of Earnout Shares issued pursuant to pursuant to Section 3.03(a)-(c), together with the number of Restricted Earnout Shares vesting in accordance with this Section 3.03(h), exceed 7,500,000 Earnout Shares.

3.04         Stock Transfer Books. At the Acquisition Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Acquisition Merger Effective Time, the holders of Certificates representing Company Stock outstanding immediately prior to the Acquisition Merger Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Acquisition Merger Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be converted into the applicable Per Share Consideration in accordance with the provisions of Section 3.01 and Section 3.03, as applicable.

3.05        Appraisal and Dissenters’ Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Acquisition Merger Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Acquisition Merger Effective Time, the right to receive the applicable Per Share Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(c), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b)           Prior to the Closing Date, the Company shall give SPAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of SPAC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule (unless it is reasonably apparent on its face that such disclosure relates to another section of this Article IV) or by cross-reference to another section of the Company Disclosure Schedule), the Company hereby represents and warrants to SPAC and Merger Sub as follows:

4.01        Organization and Qualification; Subsidiaries.

(a)            Each of the Company and Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

4.02         Certificate of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available to SPAC a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor Holdings is in violation of any of the provisions of each of their respective certificate of incorporation, bylaws or equivalent organizational documents. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

4.03        Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of the Company consists of 9,5000,000 shares of Company Common Stock and 61,565,839 shares of Company Preferred Stock, consisting of (i)  5,802,005 shares of Company Series Seed Preferred Stock, (ii)  16,494,312 shares of Company Series A Preferred Stock, (iii) 19,800,602 shares of Company Series B Preferred Stock, (iv) 10,952,845 shares of Company Series C Preferred Stock, (v) 5,185,884 shares of Company Series D Preferred Stock and (vi) 3,330,191 shares of Company Series E Preferred Stock. As of the date of this Agreement, (1) 9,612,965 shares of Company Common Stock are issued and outstanding, (2) 60,956,596 shares of Company Preferred Stock are issued and outstanding, (3) 5,802,005 shares of Company Series Seed Preferred Stock are issued and outstanding, (4) 16,494,312 shares of Company Series A Preferred Stock are issued and outstanding, (5) 19,800,602 shares of Company Series B Preferred Stock are issued and outstanding, (6) 10,952,845 shares of Company Series C Preferred Stock are issued and outstanding, (7) 5,052,382 shares of Company Series D Preferred Stock are issued and outstanding, and (8) 2,854,450 shares of Company Series E Preferred Stock are issued and outstanding. As of the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company. As of the date of this Agreement, (x) 14,376,156 shares of Company Common Stock and 9,458,310 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the 2014 Equity Incentive Plan and 2019 Equity Incentive Plan, respectively, (y) 537,094 shares of Company Common Stock and 1,167,239 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company RSU Awards granted pursuant to the 2014 Equity Incentive Plan and 2019 Equity Incentive Plan, respectively and (z) 133,502 shares of Company Series D Preferred Stock are reserved for future issuance pursuant to the Company Warrants.

(b)           Other than (i) the Company Options set forth on Section 4.03(c) of the Company Disclosure Schedule, (ii) the Company RSU Awards set forth on Section 4.03(c) of the Company Disclosure Schedule, (iii) the Company Preferred Stock, (iv) the rights provided in the Investors’ Rights Agreement, and (v) outstanding Company Series D Warrants to purchase an aggregate of 133,502 shares of Company Series D Preferred Stock (subject to the exercise or forfeiture of any such Company Series D Warrants following the date of this Agreement) (the “Company Warrants”), there are no Equity Securities of the Company or any Company Subsidiary issued or outstanding as of the date of this Agreement. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any Equity Securities in the Company or any Company Subsidiary or any other equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other Equity Securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Company Voting Agreement and the Company Support Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other Equity Securities or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Stock or any of the Equity Securities or other securities of the Company.

(c)            Section 4.03(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Option, each Company RSU Awards and Company Warrant outstanding as of the date of this Agreement, as applicable: (i) the name of the Company Option or Company RSU Award recipient or the name of the holder of the Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Option, Company RSU Award or Company Warrant; (iii) the exercise or purchase price of such Company Option, Company RSU Award or Company Warrant; (iv) the date on which such Company Option, Company RSU Award or Company Warrant was granted; and (v) the date on which such Company Option or Company Warrant expires. The Company has made available to SPAC accurate and complete copies of the 2014 Equity Incentive Plan and 2019 Equity Incentive Plan pursuant to which the Company has granted the Company Options or Company RSU Awards that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options or Company RSU Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)           There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)           All outstanding Company Stock, all outstanding Company Options, all outstanding Company RSU Awards, all outstanding Company Warrants and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable Laws, and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f)            As of the date of this Agreement, the authorized capital stock of Holdings consists of 100 shares of common stock, par value $0.000001 per share (the “Holdings Common Stock”). As of the date hereof, 100 shares of Holdings Common Stock are issued and outstanding. All outstanding shares of Holdings Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Company free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Holdings Organizational Documents. The shares of Surviving Corporation Common Stock being delivered by Holdings pursuant to Section 3.01(a) and the Per Share Consideration being delivered by Holdings hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Surviving Corporation Organizational Documents.

(g)            Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(h)            Immediately prior to the Acquisition Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into Company Common Stock at the then effective conversion rate as calculated pursuant to the Company Certificate of Incorporation. Section 4.03(a) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to the Company Certificate of Incorporation. After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities (other than the right to receive the shares of Company Common Stock issuable pursuant to the Conversion with respect thereto). Subject to and upon receipt of the Requisite Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

4.04       Authority Relative to this Agreement. Each of the Company and Holdings has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by each of the Company and Holdings and the consummation by each of the Company and Holdings of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or Holdings are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Requisite Company Stockholder Approval, which the Written Consent shall satisfy, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Holdings Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and Holdings and, assuming the due authorization, execution and delivery by SPAC and Merger Sub, constitutes a legal, valid and binding obligation of the Company and Holdings, enforceable against the Company and Holdings in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Mergers or the other Transactions.

4.05       No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by each of the Company and Holdings do not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by each of the Company and Holdings will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           The execution and delivery of this Agreement by each of the Company and Holdings do not, and the performance of this Agreement by each of the Company and Holdings will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.06       Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material applicable franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties in all material respects and to carry on its business in all material respects as it is now being conducted (each, a “Company Permit”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as whole.

4.07       Financial Statements.

(a)           Attached as Section 4.07(a) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020, and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the year then ended (collectively, the “Audited Annual Financial Statements”). The Audited Annual Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)           Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2021 (the “2021 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six months ended June 30, 2021 (collectively, the “Unaudited Annual Financial Statements” and, together with the Audited Annual Financial Statements, the “Financial Statements”). The Unaudited Annual Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto or for any year end adjustment) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(c)            Except as and to the extent set forth on the 2021 Balance Sheet, none of the Company or any of the Company Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2021 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iv) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(d)           Since January 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)           To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

4.08       Business Activities; Absence of Certain Changes or Events.

(a)           Holdings was formed solely for the purpose of engaging in the Initial Merger and is, and will be at all times prior to the Initial Merger, wholly owned by the Company. Since the date of its incorporation, Holdings has not, and at all times prior to the Initial Merger Effective Time will not, engage in any activities other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto. Holdings does not have, and prior to the Initial Merger Effective Time will not have, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Initial Merger.

(b)           Since December 31, 2020 through the execution date of this Agreement, except as otherwise reflected in the Unaudited Annual Financial Statements or as expressly contemplated by this Agreement (i) there has not been a Company Material Adverse Effect, and (ii) other than in the ordinary course, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the material covenants set forth in Section 6.01(b).

4.09      Absence of Litigation. In the past three (3) years, (a) there has been no litigation, suit, claim, charge, action, proceeding, audit, arbitration, or mediation (in each case, whether civil, criminal or administrative and whether public or private) or, to the knowledge of the Company, investigation or examination by or before, or otherwise involving, any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, in each case, that (i) as of the date of this Agreement, would reasonably be expected to involve an amount in controversy (not counting likely insurance proceeds) in excess of $1,000,000 individually or (ii) as of the Acquisition Closing, would reasonably be expected to have a Company Material Adverse Effect and (b) neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10       Employee Benefit Plans.

(a)            Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans. For purposes hereof, “Plans” shall mean all Employee Benefit Plans (whether or not disclosed on Section 4.10(a) of the Company Disclosure Schedule) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former Service Provider or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise); provided that Section 4.10(a) of the Company Disclosure Schedule shall not include (i) any employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the form(s) made available to SPAC, or (ii) any at-will contract or agreement that permit(s) termination of employment or service: (x) by the Company or a Company Subsidiary with no more than thirty (30) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary.

(b)           With respect to each material Plan, the Company has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(c)           Neither the Company nor any ERISA Affiliate has in the past six (6) years maintained, contributed to, or been required to contribute to or had any liability or obligation with respect to (whether contingent or otherwise) (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA, and neither the Company nor, to the knowledge of the Company, any ERISA Affiliate, has ever incurred any liability under Title IV of ERISA that has not been paid in full. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

(d)           (i) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to provide any Service Provider with separation pay, severance, termination or similar benefits to any person as a result of the consummation of any Transaction contemplated by this Agreement, nor will the consummation of any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Service Provider. (ii) The consummation of the Transactions contemplated hereby could not reasonably be expected to result in any amount paid or payable by the Company or any Company Subsidiary being characterized as an “excess parachute payment” as defined in Section 280G(b)(2) of the Code.

(e)           None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical to any current or former Service Provider after termination of employment or service, except (i) as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law (“COBRA”), (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) with respect to reimbursement of COBRA premiums.

(f)            Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) each Plan is and has been within the past six (6) years in compliance in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) for the Company and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan, and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(g)           Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (i) has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)           There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable event (within the meaning of Section 4043 of ERISA) with respect to any Plan that, in any case, would reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, there have been no acts or omissions by the Company or any ERISA Affiliate thereof that have given or would reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any such ERISA Affiliate may be liable.

(i)            All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

(j)             Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been during the past three years in compliance with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any such material liability for penalties or excise Taxes under Code Sections 4980D or 4980H or any other provision of the PPACA.

(k)            Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

(l)            The Company and its Company Subsidiaries have timely made all contributions and satisfied all material obligations with respect to any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority covering current or former Service Providers, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

4.11       Labor and Employment Matters.

(a)           The Company has made available to SPAC a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date of this Agreement and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position; (iii) department; (iv) whether classified as exempt or nonexempt for wage and hour purposes; (v) regularly scheduled hours per week; (vi) location of employment (city and state); (vii) current annualized base salary (if paid on a salaried basis) or hourly rate (if paid on an hourly basis); (viii) commission eligibility; (ix) bonus or other incentive-based compensation eligibility (excluding equity); and (x) any visa or work permit status and the date of expiration, if applicable.

(b)           No employee or other Service Provider of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees with respect to their employment with the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2018 there have not been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees, the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c)            In the past three (3) years, there have been no material Actions pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary by or on behalf of or involving any of their respective current or former employees or Service Providers, in each case with respect to employment or labor matters, in each case, that (i) involved, or as of the date of this Agreement would reasonably be expected to involve, any amount in controversy in excess of $500,000 individually or (ii) as of the Acquisition Closing, would reasonably be expected to involve any amount in controversy in excess of $500,000.

(d)            Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and the Company Subsidiaries are and have been for the past three (3) years in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the investigation and remediation of any complaints) and occupational safety and health requirements. During the past three (3) years each employee and other Service Provider of the Company and each Company Subsidiary has been paid (and as of the Acquisition Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

4.12       Real Property; Title to Tangible Assets.

(a)           The Company does not own any real property.

(b)           Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property in respect of which the Company or any Company Subsidiary is required to make payments in excess of $15,000 per month, and sets forth a list, as of the date of this Agreement, of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property and pursuant to which the Company or any Company Subsidiary is required to make payments in excess of $15,000 per month (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           Other than due to any actions taken due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)           Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, to the knowledge of the Company (only in the case of Leased Real Property and leasehold and subleasehold interests) free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as whole.

4.13       Intellectual Property.

(a)            Section 4.13 of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) agreements for unmodified, commercially available, “off-the-shelf” Software, (B) commercially available service agreements to Business Systems, (C) agreements with employees or contractors of the Company that contain customary licenses related to use “background IP” or “pre-existing IP” incorporated by such employees or contractors into work product developed for the Company, (D) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (E) feedback and similar licenses that are not material to the business) (“Licensed IP Agreements”); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company or any Company Subsidiary as currently conducted. The Company IP is sufficient for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(b)            The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Registered Intellectual Property constituting Company-Owned IP has been duly maintained, has not been canceled or abandoned or permitted to lapse or expire, is currently in compliance with all formal legal requirements (including the payment of all applicable fees), and is subsisting, and, to the knowledge of the Company, valid and enforceable. There are no Governmental Orders, settlements, covenants not to sue, consents or other dispute-related obligations to which the Company or any Company Subsidiary is a party or otherwise bound that (i) restrict the rights of the Company or any Company Subsidiary to use any Intellectual Property; (B) restrict the business of the Company or any Company Subsidiary to accommodate any Intellectual Property of any other person; or (C) permit any third party to use any Company-Owned IP.

(c)           The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other material Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written enforceable confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)            Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, there have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person, and there are no claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP (other than office actions received from the US Patent and Trademark Office and its foreign counterparts in the ordinary course of registering any Company-Owned IP), or (B) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the activities of the Company and the Company Subsidiaries and the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or violate such Intellectual Property of other persons; (iii) no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e)            All persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries substantially in the form(s) made available to Merger Sub or SPAC and pursuant to which such persons presently assign to the Company or the applicable Company Subsidiary all of their right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f)            No funding, facilities or personnel of any Governmental Authority, university, college, other educational institution or research center, or other Person was used directly or indirectly in the development of any Company-Owned IP in such a manner as to give any of the foregoing any claim or right, current or contingent, in or to any Company-Owned IP.

(g)            Neither the Company nor any Company Subsidiary has provided or disclosed, directly or indirectly, any source code of any Product or any of the Software constituting Company-Owned IP to any Person other than to employees, consultants and contractors pursuant to written obligations of confidentiality. Neither the Company nor any Company Subsidiary has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any Product or any of the Software constituting Company-Owned IP. The Company and Company Subsidiaries do not use and have not used any Open Source Software in a manner that would obligate the Company or any Company Subsidiary to license or provide the source code to any Product or any of the Software constituting Company-Owned IP for the purpose of making derivative works, or to make available for redistribution to any person the source code to any Product or any of the Software constituting Company-Owned IP at no or minimum charge. The Company and the Company Subsidiaries have in all material respects complied and comply with the license of each item of Open Source Software that they use or distribute.

(h)           The Company and the Company Subsidiaries maintain commercially reasonable and effective disaster recovery, business continuity, risk assessment and information security plans, procedures and facilities, including by implementing systems and procedures designed to (i) provide continuous monitoring and alerting of any problems or issues with the Business Systems owned or controlled by the Company and the Company Subsidiaries, and (ii) detect and prevent data security incidents, unauthorized Processing, ransomware, and other misuse, such as by monitoring network traffic for threats and scan and assess vulnerabilities in the Business Systems owned or controlled by the Company and the Company Subsidiaries. There has not been any malfunction or failure with respect to any of the Business Systems that has materially disrupted the business of the Company or has caused an outage or unavailability of the Products for any material period of time.

(i)            To the Company’s knowledge, the Company and the Company Subsidiaries own or have valid and enforceable rights to use the Business Systems. The Company and the Company Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or have otherwise provided to their employees and contractors.

(j)            The Company and each of the Company Subsidiaries since January 1, 2018, have complied in all material respects with: (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy policies of the Company and/or the Company Subsidiary, respectively, concerning the Processing of Personal Information, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) all contractual commitments that the Company or any Company Subsidiary has entered into with respect to privacy and/or data security, and (iv) PCI DSS (collectively, the “Data Security Requirements”). The Company does not sell Personal Information (as contemplated by the CCPA). The Company’s and the Company Subsidiaries’ employees receive reasonable training on information security issues to the extent required by Privacy/Data Security Laws. The Company and the Company Subsidiaries take commercially reasonable measures to prevent the introduction of and remove Disabling Devices in the Business Systems and Product components. The Company displays a privacy policy on each website and mobile application owned, controlled or operated by the Company and the Company Subsidiaries, and, to the Company’s knowledge, each such privacy policy incorporates all disclosures to data subjects required by the Data Security Requirements.

(k)            Since January 1, 2018 to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has: (i) to the Company’s knowledge, experienced any data security breaches, ransomware attacks, unauthorized access or use of any of the Business Systems, or unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or other Processing of any Business Data or Personal Information in the custody or control of the Company, any Company Subsidiary, or any service provider acting on behalf of the Company, or (ii) received notice or become aware through other means of any audits, proceedings or investigations by any Governmental Authority (domestic or foreign) or other person, or received any claims or complaints regarding the collection, dissemination, storage, use, or other Processing of Personal Information, or the violation of any applicable Data Security Requirements. Neither the Company nor any of the Company Subsidiaries has provided or, been legally required to provide, any notice to persons in connection with any unauthorized access, use, or disclosure or other Processing of Personal Information. There have not been any subject access or other individual rights requests made pursuant to the Data Security Requirements.

(l)            The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, and (ii) with respect to Business Data that does not constitute Company-Owned IP, has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date.

(m)          The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Surviving Subsidiary Company or such Company Subsidiaries, as applicable, from receiving, using, or otherwise Processing Company IP, Personal Information or other Business Data after the Closing Date, in substantially the same manner in which the Company or such Company Subsidiaries receive and use such Company IP, Personal Information and other Business Data prior to the Closing Date.

(n)            Except as set forth on Section 4.13(n) of the Company Disclosure Schedule, all Personal Information Processed by the Company and any Company Subsidiary has been collected by the Company or the applicable Company Subsidiary directly from the data subjects.

(o)            Except as set forth on Section 4.13(o) of the Company Disclosure Schedule, the Company has: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to, the Company’s systems and products (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available true and accurate copies of all Information Security Reviews; and (iv) timely installed software security patches and other fixes to identified technical information security vulnerabilities.

(p)           Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

(q)            In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or processed by or on behalf of the Company or any Company Subsidiary, the Company, or the applicable Company Subsidiary, has in accordance with Privacy Laws entered into valid, binding and enforceable written data processing agreements with any such third party to: (i) comply with applicable Privacy/Data Security Laws with respect to Personal Information; (ii) act only in accordance with the instructions of the Company or applicable Company Subsidiary; (iii) take appropriate steps to protect and secure Personal Information from data security incidents; (iv) restrict Processing of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement; and (v) certify or guarantee the return or adequate disposal or destruction of Personal Information.

4.14      Taxes.

(a)           The Company and the Company Subsidiaries: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the Financial Statements, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b)           Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than (i) an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes, or (ii) an agreement among only the Company and the Company Subsidiaries.

(c)            Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Acquisition Closing; or (v) prepaid amount received prior to the Acquisition Closing outside the ordinary course of business.

(d)            Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e)            Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent or of which the Company and the Company Subsidiaries are the only members).

(f)            Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g)           Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h)            Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)            Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)            Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for material Taxes.

(k)           There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(l)            Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)          Neither the Company nor any Company Subsidiary: (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)           Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to material Taxation in such jurisdiction.

(o)           Section 4.14(o) of the Company Disclosure Schedule sets forth with respect to each Company Subsidiary, (A) the country in which it is organized and (B) its tax classification for U.S. federal income tax purposes.

(p)           As of the date of this Agreement, to the knowledge of the Company, there are no current facts that would reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” described in section 368(a)(1)(F) of the Code, (ii) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (iii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither the Company nor any Company Subsidiary has taken any action, or has any current plan, intention or obligation to take any action, that would reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” described in section 368(a)(1)(F) of the Code, (ii) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (iii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q)        Neither the Company nor any Company Subsidiary has deferred, extended or delayed the payment of the employer's share of any “applicable employment taxes” under Section 2302 of the CARES Act. The Company and each Company Subsidiary has properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act. Section 4.14(q) of the Company Disclosure Schedule is an accurate and complete listing of any Tax deferrals or Tax credits the Company and each Company Subsidiary has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act.

4.15       Environmental Matters. (a) The Company and the Company Subsidiaries are not, and since January 1, 2018, have not been, in violation of applicable Environmental Law, including, to the Company’s knowledge, all material registration, recordkeeping, and other obligations required to generate, hold, trade, and sell Environmental Attributes; (b) to the Company’s knowledge, none of the real properties currently or formerly owned or leased by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company and under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or, to the knowledge of the Company, threatened Action alleging any violation or, or liability under, Environmental Laws, except in each case of the foregoing clauses (a) through (f), as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as whole. The Company has provided all written environmental site assessments, reports, studies or other evaluations in its possession relating to any real properties currently or formerly owned or leased by the Company or any Company Subsidiary.

4.16        Material Contracts.

(a)           Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement and excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, of each of the following types of currently in effect Contracts to which the Company or any Company Subsidiary is a party or bound (such Contracts as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i)            all Contracts with a Material Customer involving aggregate payments to the Company or any Company Subsidiary in excess of $1,000,000 per year;

(ii)           all Contracts with a Material Supplier involving aggregate payments to the Company or any Company Subsidiary in excess of $500,000 per year;

(iii)          all Contracts evidencing indebtedness for borrowed money and any pledge agreements, security agreements or other collateral agreements pursuant to which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person, in each case, involving an amount (including the amount of any undrawn but available commitments thereunder) greater than $500,000;

(iv)          all co-broker, partnership, joint venture, strategic alliance, profit sharing, funding, or similar Contracts;

(v)           all Contracts with any Governmental Authority that involve payments by the Company or any Company Subsidiaries in excess of $500,000, in the aggregate, over any 12-month period;

(vi)          all Contracts that materially limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(vii)         all Contracts that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(viii)        all leases or master leases of personal property with annual payments of $500,000 or more in a 12-month period;

(ix)           all Contracts that involve the license or grant of rights by the Company or any Company Subsidiary to a third party of material Company-Owned IP other than (A) agreements with contractors of the Company or any Company Subsidiary to use Company-Owned IP to the extent necessary for such contractor’s performance of services for the Company or any Company Subsidiary, (B) non-exclusive licenses granted to Company’s customers in the ordinary course, (C) non-disclosure agreements entered into in the ordinary course, or (D) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including contracts that include an incidental license to use the trademarks of the Company for marketing or advertising purposes;

(x)            all Contracts under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier, or grant to any Person the right to purchase goods or services from the Company or any Company Subsidiary on, a “most favored supplier” basis;

(xi)           all Contracts that relate to the direct or indirect acquisition of any person or business or the disposition of any material assets of the Company or any Company Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) in the last 12 months, in each case, involving payments of $500,000 or more, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(xii)          all Contracts for a Company Interested Party Transaction; and

(xiii)         all Contracts involving any resolution or settlement of any actual or threatened Action which require payment in excess of $500,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief.

(b)           (i)  each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral notice or claim of any such breach, violation or default under any such Material Contract, in each case of the foregoing Section 4.16(b)(i) through (iii), except for any such conflicts, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. The Company has made available to SPAC true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

4.17        Customers and Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth (i) the top ten (10) customers of the Company for the 12-month period ended December 31, 2020 (based upon aggregate consideration paid to the Company for goods or services rendered since December 31, 2020) (collectively, the “Material Customers”), and (ii) the top ten (10) suppliers of the Company for the 12-month period ended December 31, 2020 (based upon the aggregate consideration paid by the Company for goods or services rendered for the 12-month period ended December 31, 2020) (collectively, the “Material Suppliers”). The Company has not received written notice that, any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.

4.18        Insurance.

(a)           Section 4.18(a) of the Company Disclosure Schedule sets forth with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured(i) the names of the insurer and the principal insured, (ii) the policy number and the policy type, (iii) the period and limits of coverage and (iv) the premium most recently charged.

(b)           With respect to each such insurance policy, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material and adverse modification, under the policy, nor has there been any failure to give notice of or present any claim under such policies in a due and timely fashion; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) all deductible or self-insured retention amounts, as applicable, are commercially reasonable and (v) neither the Company nor any of the Company Subsidiaries has received any disclaimer of coverage, other than reservation rights notices received in the ordinary course of business.

(c)           The Company maintains, and has maintained, since January 1, 2019, insurance policies and coverage in such amounts and against such risk (i) as is sufficient for compliance with all material contracts to which the Company or any Company Subsidiary is a party or by which it is bound, and (ii) as is sufficient for compliance with all applicable Laws.

4.19        Board Approval; Vote Required.

(a)           The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (i) determined that this Agreement and the Transactions (including the Mergers) are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement and the Transactions (including the Mergers) and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s stockholders. The Requisite Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other Equity Securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered by stockholders of the Company holding sufficient shares of capital stock of the Company to deliver the Requisite Company Stockholder Approval, would qualify as the Requisite Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

(b)           The Holdings Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Initial Merger are fair to, and in the best interests of, Holdings and its sole stockholder, (ii) approved and adopted this Agreement and the Transactions (including the Initial Merger, the NEA Private Placement and the Sponsor Private Placement) and declared their advisability, and (iii) recommended that the sole stockholder of Holdings approve and adopt this Agreement and approve the Transactions (including the Initial Merger, the NEA Private Placement and the Sponsor Private Placement) and directed that this Agreement and the Transactions (including the Initial Merger, the NEA Private Placement and the Sponsor Private Placement) be submitted for consideration by the sole stockholder of Holdings. The only votes of the holders of any class or series of capital stock or membership interests of Holdings that are necessary to approve this Agreement, the Initial Merger and the other Transactions is the affirmative vote of the sole stockholder of Holdings Common Stock.

4.20        Certain Business Practices.

(a)           Since January 1, 2018, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)           Since January 1, 2018, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c)           There are no, and since January 1, 2018, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

4.21        Interested Party Transactions.

(a)           Except for employment relationships, agreements relating to the purchase of the Company’s Equity Securities and/or the payment of cash or equity compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any Material Customer or Material Supplier, (ii), a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (iii) any contractual arrangement with the Company or any Company Subsidiary, other than indemnity arrangements or directors’ and officers’ liability insurance coverage (each, a “Company Interested Party Transaction”); provided, however, that for clarity, no disclosure shall be required under this Section 4.21 with respect to any matter set forth in the foregoing clauses (i) through (iii) involving any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such disclosure would be required pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.) The Company and the Company Subsidiaries have not, since January 1, 2018, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. To the knowledge of the Company, there are no contracts or legally binding arrangements between the Company or any of the Company Subsidiaries, on the one hand, and any family member of any director or executive officer (or equivalent thereof) of the Company or any of the Company Subsidiaries, on the other hand.

(b)           Except Contracts with any Service Providers (including employee offer letters), Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, legally binding arrangements or legally binding understandings between the Company or any Company Subsidiary, on the one hand, and any other person holding capital stock of the Company, on the other hand, which grant or purport to grant any board observer or governance rights (collectively, the “Side Letter Agreements”).

(c)           Effective as of the Acquisition Closing, upon the execution of termination agreements, the Company Voting Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and, except as set forth on Section 4.21(c) of the Company Disclosure Schedule, each Side Letter Agreement shall each terminate and shall be of no further force or effect.

4.22        Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.23        Brokers. Except for J.P. Morgan Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or Holdings. The Company has provided SPAC with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and J.P. Morgan Securities LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

4.24        Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by the Company pursuant to Section 8.02(d), each of the Company and Holdings hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, Holdings, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company or Holdings, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company or Holdings pursuant to Section 8.02(d) of this Agreement, none of the Company, Holdings nor any other person on behalf of the Company or Holdings has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

4.25        Company’s Investigation and Reliance. The Company is a sophisticated Person and has made its own independent investigation, review and analysis regarding the SPAC, Merger Sub and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company and its Representatives have been provided with sufficient access to the Representatives, properties, offices, plants and other facilities, books and records of the SPAC and Merger Sub and other information that they have requested in connection with their investigation of SPAC and Merger Sub and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, the Sponsor or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.03(c). Neither SPAC, the Sponsor nor any of its respective stockholders, securityholders, affiliates or Representatives shall have any liability to the Company, any Company Subsidiary, Holdings or any of their respective stockholders, securityholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company, any Company Subsidiary or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the SPAC pursuant to this Agreement. The Company acknowledges that, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the SPAC pursuant to this Agreement, neither the SPAC, the Sponsor nor any of their respective stockholders, securityholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the SPAC, its stock trading price or otherwise.

Article V

REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except as set forth in the SPAC SEC Reports or SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to the Company and Holdings as follows:

5.01        Corporate Organization.

(a)           Except to the extent expressly contemplated by the Transactions, each of SPAC and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except to the extent expressly contemplated by the Transactions, each of SPAC and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)           Merger Sub is the only Subsidiary of SPAC. Except for Merger Sub, SPAC does not directly or indirectly own any Equity Securities in any other Person.

5.02        Organizational Documents. As of the date hereof, each of SPAC and Merger Sub has furnished to the Company complete and correct copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents. Except to the extent expressly contemplated by the Transactions, the SPAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither SPAC nor Merger Sub is in violation of any of the provisions of the SPAC Organizational Documents and the Merger Sub Organizational Documents.

5.03        Capitalization.

(a)           As of the date of this Agreement, the authorized share capital of SPAC consists of (i) 479,000,000 SPAC Class A Ordinary Shares, (ii) 20,000,000 SPAC Founders Shares and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (iv)  30,000,000 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (v) 8,625,000 SPAC Founders Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (vi) no SPAC Class A Ordinary Shares or SPAC Founders Shares are held in the treasury of SPAC, (vii) 6,100,000 SPAC Warrants are issued and outstanding, and (viii) 13,000,000 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Prior to the Initial Merger, each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement.

(b)           As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)           All outstanding SPAC Class A Ordinary Shares, SPAC Founders Shares and SPAC Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents.

(d)           Except for NEA Forward Purchase Agreement, the Amended and Restated Forward Purchase Agreement, this Agreement, the SPAC Warrants (including any SPAC Warrants issued as repayment for any loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions) and the SPAC Founders Shares, SPAC has not issued any Equity Securities of SPAC. All shares of Surviving Corporation Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any Subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any Subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Support Agreement, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Class A Ordinary Shares (or, following the Initial Merger, shares of Surviving Corporation Common Stock) or any of the Equity Securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants and pursuant to the Sponsor Support Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Class A Ordinary Shares (or, following the Initial Merger, shares of Surviving Corporation Common Stock). There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04        Authority Relative to This Agreement. Each of SPAC and Merger Sub have all necessary corporate or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC and Merger Sub and the consummation by each of SPAC and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions, other than (a) with respect to the Initial Merger, the approval of the holders of two thirds of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and the Companies Act and (b) with respect to the other Transactions, the approval of the holders of a majority of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting. This Agreement has been duly and validly executed and delivered by SPAC and Merger Sub and constitutes a legal, valid and binding obligation of SPAC and Merger Sub, enforceable against SPAC and Merger Sub in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the SPAC Organizational Documents shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions.

5.05        No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC and Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC and Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC and Merger Sub is a party or by which each of SPAC or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)           The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Merger Sub from performing its material obligations under this Agreement.

5.06        Compliance. Neither SPAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or Merger Sub or by which any property or asset of SPAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or Merger Sub is a party or by which SPAC or Merger Sub or any property or asset of SPAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07        SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)           SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 4, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has hereto furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC is in material compliance with the filing requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)           Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c)           Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s and Merger Sub’s business.

(d)           SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e)           There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)            Neither SPAC (including, to the knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any fraud that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (ii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(g)           As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(h)           Notwithstanding anything to the contrary in this Section 5.07, no representation or warranty is made in this Agreement as to the accounting treatment of the SPAC Warrants.

5.08        Business Activities; Absence of Certain Changes or Events.

(a)           Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)           Except for this Agreement and the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)           Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the Merger Sub Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon the Merger Sub, or to which the Merger Sub, is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(d)           Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(e)           Merger Sub was formed solely for the purpose of effecting the Mergers and has no, and at all times prior to the Acquisition Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(f)            Since February 4, 2021 there has not been a SPAC Material Adverse Effect that is continuing.

5.09        Absence of Litigation. (a) As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority, and (b) as of the Acquisition Closing, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority that would reasonably be expected to have a SPAC Material Adverse Effect. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

5.10        Board Approval; Vote Required.

(a)           The SPAC Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called quorate and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Domestication and the Mergers) are fair to and in the best interests of SPAC, (ii) approved and adopted this Agreement and the Transactions (including the Domestication, the Mergers, the NEA Private Placement and the Sponsor Private Placement) and declared their advisability, (iii) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions (including the Domestication, the Mergers, the NEA Private Placement and the Sponsor Private Placement), and directed that this Agreement and the Transactions (including the Domestication, the Mergers, the NEA Private Placement and the Sponsor Private Placement), be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(b)           The only vote of the holders of any class or series of share capital of SPAC necessary to approve the Domestication is the affirmative vote of the holders of two thirds of the outstanding SPAC Class A Ordinary Shares who, being eligible to do so, attend and vote at the SPAC Shareholders’ Meeting and to approve the other Transactions is the affirmative vote of the holders of a majority of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting.

(c)           The Merger Sub Board, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Acquisition Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Transactions (including the Acquisition Merger) and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Acquisition Merger) and directed that this Agreement and the Transactions (including the Acquisition Merger) be submitted for consideration by the sole stockholder of Merger Sub.

(d)           The only votes of the holders of any class or series of capital stock of Merger Sub that are necessary to approve this Agreement, the Acquisition Merger and the other Transactions are the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

5.11        No Prior Operations of Merger Sub . Merger Sub was formed solely for the purpose of engaging in Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

5.12        Brokers. Except for UBS Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or Merger Sub. SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, with UBS Securities LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

5.13        SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $345,000,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $12,075,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 4, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their Surviving Corporation Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Acquisition Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To SPAC’s knowledge, as of the date of this Agreement, following the Acquisition Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Acquisition Merger Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of SPAC who shall have exercised their Redemption Rights, (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Mergers. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Acquisition Merger Effective Time.

5.14        Employees. SPAC and Merger Sub each have no (and have not at any point had any) employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. SPAC has no unsatisfied material liability with respect to any officer or director. SPAC and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee of or independent contractor to SPAC (other than fees paid to consultants, advisors, placement agents or underwriters engaged by SPAC in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such person or (ii) result in forgiveness of indebtedness with respect to any employee of SPAC.

5.15        Taxes.

(a)            SPAC and Merger Sub: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the financial statements contained in the SPAC SEC Reports, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b)           Neither SPAC, Merger Sub nor Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes. SPAC has not entered into any Tax sharing agreement or arrangement with Sponsor or any direct or indirect owner of Sponsor.

(c)           Neither SPAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Acquisition Closing; or (v) prepaid amount received prior to the Acquisition Closing outside the ordinary course of business.

(d)           Each of SPAC and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e)           Neither SPAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which SPAC is the common parent).

(f)            Neither SPAC nor Merger Sub has any material liability for the Taxes of any person (other than SPAC or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g)           Neither SPAC nor Merger Sub has (i) any request for a material ruling in respect of Taxes pending between SPAC or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h)           Neither SPAC nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)             Neither SPAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)             Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of SPAC, has threatened to assert against SPAC or Merger Sub any deficiency or claim for material Taxes.

(k)            There are no Tax liens upon any assets of SPAC or Merger Sub except for Permitted Liens.

(l)             Neither SPAC nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)            Neither SPAC nor Merger Sub has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)           Neither SPAC nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which SPAC or Merger Sub does not file Tax Returns stating that SPAC or Merger Sub (as applicable) is or may be subject to material Taxation in such jurisdiction.

(o)           SPAC has no Subsidiaries (and has not had any Subsidiaries) other than Merger Sub.

(p)           As of the date hereof, to the knowledge of the SPAC, there are no current facts or circumstances that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” described in section 368(a)(1)(F) of the Code, (ii) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (iii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither SPAC nor Merger Sub has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” described in section 368(a)(1)(F) of the Code, (ii) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (iii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.16        Registration and Listing. As of the date hereof, the issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “GSQD,” and the issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “GSQD.W.” SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. As of the date hereof, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or SPAC Warrants or terminate the listing of SPAC on the New York Stock Exchange. As of the date hereof, none of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares or the SPAC Warrants under the Exchange Act.

5.17        Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.

5.18        Intellectual Property. Neither SPAC nor Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. To the knowledge of SPAC, neither SPAC nor Merger Sub infringes, misappropriates or violates any Intellectual Property of any other person.

5.19        Agreements; Contracts and Commitments.

(a)            Section 5.19 of the SPAC Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC or Merger Sub is party, including contracts by and among SPAC or Merger Sub, on the one hand, and any director, officer, stockholder or affiliate of such parties (the “SPAC Material Contracts”), on the other hand, other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report.

(b)            Neither SPAC nor, to the knowledge of SPAC, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any SPAC Material Contract.

5.20        Title to Property. Neither SPAC nor Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which SPAC or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

5.21        Investment Company Act. Neither SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.22        Private Placements.

(a)        As of the date hereof, (i) SPAC has delivered to the Company true, correct and complete copies of each of (x) the Amended and Restated Forward Purchase Agreement entered into by SPAC with the Sponsor, pursuant to which the Sponsor has committed to purchase up to a maximum of 10,000,000 Sponsor Private Placement Units and (y) the Forward Purchase Agreement entered into by SPAC with NEA, pursuant to which NEA has committed to purchase 1,000,000 NEA Private Placement Units; (ii) to the knowledge of SPAC, with respect to each Forward Purchase Investor, the Forward Purchase Agreement with such Forward Purchase Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect (it being understood that a change of or to one or more entities or individuals with respect to a Forward Purchase Investor shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification is contemplated by SPAC; (iii) each of the Forward Purchase Agreements is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each Forward Purchase Investor, and neither the execution nor delivery by SPAC thereto nor the performance of SPAC’s obligations under any such Forward Purchase Agreement violates any Laws; (iv) there are no other agreements, side letters, or arrangements between SPAC and any Forward Purchase Investor relating to any Forward Purchase Agreement that would affect the obligation of such Forward Purchase Investor to purchase the application portion of the Private Placement Units, and SPAC does not know of any facts or circumstances that would result in any of the conditions set forth in any Forward Purchase Agreement not being satisfied, or the Forward Purchase Price (as defined in the applicable Forward Purchase Agreement) not being available to SPAC, on the Closing Date; and (v) no event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of SPAC under any term or condition of any Forward Purchase Agreement and SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Forward Purchase Agreement.

(b)           No fees, consideration (other than Surviving Corporation Common Stock issued in connection with the Private Placement Units) or other discounts are payable or have been agreed by SPAC (including, from and after the Acquisition Closing, the Company and Merger Sub) to any Forward Purchase Investor in respect of its portion of the Private Placement Units.

5.23        SPAC’s and Merger Sub’s Investigation and Reliance. Each of SPAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Merger Sub, and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(d). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC, Merger Sub, or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. SPAC and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

5.24        Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the SPAC Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by SPAC and Merger Sub pursuant to Section 8.03(c), each of SPAC and Merger Sub hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, Merger Sub, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, Holdings, any of their respective affiliates or any of their respective Representatives by, or on behalf of, SPAC and Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the Company or Holdings pursuant to Section 8.03(c) of this Agreement, none of SPAC, Merger Sub nor any other person on behalf of SPAC or Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, Holdings, any of their respective affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, Holdings, any of their respective affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article VI

CONDUCT OF BUSINESS PENDING THE MERGERS

6.01        Conduct of Business by the Company Pending the Mergers.

(a)           The Company agrees that, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (y) set forth in Section 6.01 of the Company Disclosure Schedule, or (z) required by applicable Law, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)            the Company shall use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business (taking into account recent past practice in light of COVID-19, including COVID-19 Measures by the Company taken prior to the date hereof); and

(ii)           the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and other key Service Providers of the Company and the Company Subsidiaries and to preserve, in all material respects, the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations, except as the Company deems reasonably prudent in the conduct of its and the Company’s Subsidiaries’ business (on a consolidated basis).

(b)          By way of amplification and not limitation, except as (x) expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement, (y) set forth in Section 6.01 of the Company Disclosure Schedule, and (z) required by applicable Law (including COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)           amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of the Company or Holdings;

(ii)        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or Holdings (other than the Conversion and the Mergers);

(iii)        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance, directly or indirectly, of, (A) any Equity Securities of SPAC, Holdings, any Subsidiary of SPAC or Holdings, the Company or any Company Subsidiary, provided that (1) the exercise or settlement of any Company Options, Company RSU Awards or Company Warrants in effect on the date of this Agreement, (2) the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock and the Company Warrants, in each case, in effect on the date of this Agreement and (3) the issuance of equity compensation covering, in the aggregate, no more than 2,000,000 shares of Company Common Stock (net of forfeitures, cancellations, terminations and the like) pursuant to the 2014 Equity Incentive Plan and/or 2019 Equity Incentive Plan and the exercise or settlement of such equity, in each case, shall not require the consent of SPAC; or (B) any material assets of the Company or any Company Subsidiary, except for (1) dispositions of obsolete or worthless property or property that is no longer used or useful in the business of the Company and its Subsidiaries and (2) transactions solely among the Company and the Company Subsidiaries or solely among the Company Subsidiaries, (3) the sale or provision of goods or services to customers in the ordinary course of business, (4) Permitted Liens, (5) the use of cash or cash equivalents and conversions of cash equivalents into cash or other cash equivalents, in each case, in a manner not prohibited herein, (6) the leasing or subleasing of assets in the ordinary course of business, (7) any involuntary loss, damage or destruction of property, so long as the fair market value of such property is less than $1,000,000 in the aggregate in any fiscal year, (8) dispositions of equipment or real property for fair market value to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (9) the sale or discount, in each case, without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, in an amount not to exceed $250,000 in any year, (10) abandonment, cancellation or disposition of any Intellectual Property which, in the Company’s reasonable business judgment is no longer material in the conduct of the business, taken as a whole, and (11) other dispositions of property for fair market value in a single transaction or a series of related transactions with an aggregate value not to exceed $1,000,000 in the aggregate in any fiscal year;

(iv)         acquire any Equity Securities in, or enter into a joint venture with, any other entity (excluding, for the avoidance of doubt, any wholly owned Company Subsidiary);

(v)         declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vi)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than (i) acquisitions of any such capital stock or other Equity Securities of the Company in connection with the forfeiture or cancellation of such interests or the exercise of Company Options or warrants or settlement of Company RSU Awards and (ii) transactions between the Company or Holdings and a wholly-owned Subsidiary of the Company or Holdings or between wholly-owned Subsidiaries of the Company or Holdings;

(vii)        (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $1,000,000 individually or $2,000,000 in the aggregate; or (B) incur any indebtedness for borrowed money having a principal or stated amount in excess of $1,000,000 or issue any debt securities or assume, guarantee or endorse the obligations of any person, or intentionally grant any security interest in any of its assets, except for (i) advances, loans or other incurrence of indebtedness of any kind owed or otherwise permitted under the MidCap Credit Agreement or the Note Purchase Agreement, (ii) other indebtedness of the Company or the Company Subsidiaries not to exceed $1,000,000, or (iii) any such indebtedness among the Company and any wholly-owned Company Subsidiary or among wholly-owned Company Subsidiaries;

(viii)        make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each case, in excess of $1,000,000, individually or in the aggregate, make any material adverse change in its existing borrowing or lending arrangements for or on behalf of such persons, except (A) advances to employees or officers of the Company or any Company Subsidiaries in the ordinary course of business, (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business, and (C) trade credit extended to customers of the Company or any Company Subsidiary in the ordinary course of business;

(ix)        make any material capital expenditures (or commit to making any capital expenditures) in excess of $1,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to SPAC;

(x)           acquire any fee interest in real property;

(xi)         except as required by applicable Law or the terms of any existing Plans as in effect on the date hereof, (A) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former Service Provider, except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider below the level of executive officers (and any corresponding related bonus opportunity increases); (B) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance, change in control or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business); (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Company Options or Company RSU Awards; or (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of Company employees;; except that, in each case and without limiting the generality of the foregoing subclauses (A)–(D), the Company may (1) take action as required under any Plan or other employment or consulting agreement (or offer letter) in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business and (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans applicable to employees with an annual base salary below $200,000;

(xii)        make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by this Agreement or the Transactions or (B) required by a concurrent amendment in GAAP or applicable Law;

(xiii)        (A) amend any material Tax Return, (B) change any method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xiv)        (A) materially amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of, any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is materially adverse to the Company or any Company Subsidiary, taken as a whole or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, in each case of the foregoing, except in the ordinary course of business or as required by applicable Law;

(xv)        knowingly fail to use reasonable best efforts to protect the confidentiality of any material trade secrets constituting Company-Owned IP;

(xvi)        permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in material items of Company-Owned IP;

(xvii)        waive, release, assign, settle or compromise any Action or threatened Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate, in each case in excess of insurance proceeds;

(xviii)       enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xix)        voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties or change coverage in a manner materially detrimental to the Company and the Company Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company Subsidiaries;

(xx)        fail to use reasonable best efforts to keep current and in full force and effect without replacement, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or

(xxi)        enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law (including any COVID-19 Measures), and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.02        Conduct of Business by SPAC and Merger Sub Pending the Mergers. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into the NEA Forward Purchase Agreement and the Amended and Restated Forward Purchase Agreement and consummating the NEA Private Placement and the Sponsor Private Placement) and except as required by applicable Law, SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Initial Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), SPAC shall use reasonable best efforts to, and shall cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into the NEA Forward Purchase Agreement and the Amended and Restated Forward Purchase Agreement and consummating the NEA Private Placement and the Sponsor Private Placement) and as required by applicable Law, neither SPAC nor Merger Sub shall, between the date of this Agreement and the Initial Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)         amend or otherwise change the SPAC Organizational Documents, the Merger Sub Organizational Documents, or form any Subsidiary of SPAC other than Merger Sub;

(b)         declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c)         reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Class A Ordinary Shares (prior to the Domestication), SPAC Founders Shares, Surviving Corporation Common Stock (following the Domestication) or SPAC Warrants except for redemptions from the Trust Fund and conversion of the SPAC Founders Shares that are required pursuant to the SPAC Organizational Documents;

(d)         issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other Equity Securities of SPAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of SPAC or Merger Sub, except in connection with conversion of the SPAC Founders Shares pursuant to the SPAC Organizational Documents;

(e)         (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture;

(f)          incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business or except a loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions incurred in the ordinary course of business;

(g)        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law;

(h)        (A) amend any material Tax Return, (B) change any method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)          liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or Merger Sub;

(j)          amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(k)         (i) hire any employee or (ii) adopt or enter into any Employee Benefit Plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by SPAC)); or

(l)          enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law. Prior to the Closing Date, each of the Company and SPAC shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.03        Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, neither the Company nor any of the Company’s affiliates, securityholders or Representatives has, or shall have at any time prior to the Acquisition Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company or any of its affiliates, securityholders or Representatives on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives on behalf of itself and its affiliates, securityholders and Representatives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Merger Sub, or any other person for legal relief against monies or other assets of SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement) in accordance with the terms of this Agreement and the Trust Agreement so long as such claim would not affect SPAC’s ability to fulfil its obligations under the Trust Agreement, including to effectuate the Redemption Rights. In the event that the Company or any of its affiliates, securityholders or Representatives commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Article VII

ADDITIONAL AGREEMENTS

7.01        No Solicitation.

(a)          From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (w) sale of any material assets of the Company and its Subsidiaries, taken as a whole, except for transactions permitted pursuant to Section 6.01(b)(iii)(B), (x) sale of any Equity Securities of the Company or any Company Subsidiary, except for those sales permitted pursuant to Section 6.01(b)(iii)(A), or (y) merger, joint venture, consolidation, liquidation, dissolution or similar transaction involving the Company and its Subsidiaries, taken as a whole (each, an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Securities of the Company or any of the Company Subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue, permit or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its controlled affiliates or Representatives to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective controlled affiliates and Representatives acting on its behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each special purpose acquisition corporation that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company prior to the date hereof.

(b)           From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify SPAC promptly after receipt by the Company, the Company Subsidiaries or any of their respective securityholders or Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case, that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep SPAC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c)           If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d)         From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, each of SPAC and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or respond to or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination expressly involving SPAC and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “SPAC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a SPAC Alternative Transaction, (iv) commence, continue, permit or renew any due diligence investigation regarding any SPAC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of SPAC and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any SPAC Alternative Transaction; provided, however, for the avoidance of doubt, nothing in this Section 7.01 shall limit the rights of any Representative or affiliate of SPAC, including Sponsor, or any of its Representatives with respect to any transaction involving any person (other than SPAC) and any corporation, partnership or other business organization (other than the Company), including any business combination involving a special purpose acquisition company (other than SPAC). The Parties agree that any violation of the restrictions set forth in this Section 7.01 by SPAC, Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by SPAC and Merger Sub.

(e)         From the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, SPAC shall notify the Company promptly after receipt by SPAC or any of its Representatives of any inquiry or proposal with respect to a SPAC Alternative Transaction, any inquiry that would reasonably be expected to lead to a SPAC Alternative Transaction or any request for information relating to SPAC or for access to the business, properties, assets, personnel, books or records of SPAC by any third party, in each case that is related to an inquiry or proposal with respect to a SPAC Alternative Transaction. In such notice, SPAC shall identify the third party making any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. SPAC shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f)          If SPAC or any of its Representatives receives any inquiry or proposal with respect to a SPAC Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, then SPAC shall promptly notify such person in writing that SPAC is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

7.02        Registration Statement; Proxy Statement.

(a)         As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, (i) SPAC and Holdings (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall prepare and file with the SEC mutually acceptable materials which shall include a proxy statement / prospectus containing a proxy statement in preliminary form (such initial filing, the “Initial Proxy Statement”, and as amended or supplemented, the “Proxy Statement”) to be filed with the SEC as part of the Registration Statement and sent to the SPAC’s shareholders relating to the meeting of SPAC’s shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held to consider (A) approval and adoption of this Agreement and the Mergers and the other Transactions contemplated by this Agreement, including the Domestication, the adoption of the SPAC Delaware Charter and SPAC Delaware Bylaws in the forms attached as Exhibits A and B to this Agreement, and the adoption of the Surviving Corporation Organizational Documents, in the forms attached as Exhibits C and D to this Agreement (with such changes as may be agreed in writing by SPAC and the Company) effective as of the Initial Merger Effective Time and any separate or unbundled proposals as are required to implement the foregoing, (B) approval of the issuance of Surviving Corporation Common Stock as contemplated by this Agreement, the NEA Forward Purchase Agreement and the Amended and Restated Forward Purchase Agreement, (C) approval and adoption of the Omnibus Incentive Plan and the ESPP, (D) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (E) any other proposals the parties deem necessary to effectuate the Mergers and (F) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (clauses (A), (B), (D) and (E) collectively, the “Required SPAC Proposals”), and (ii) the Company, Holdings and SPAC shall jointly prepare and Holdings shall file with the SEC a registration statement on Form S-4 (such initial filing, the “Initial Registration Statement”, and together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Assumed SPAC Warrants (and the Surviving Corporation Common Stock issuable upon exercise thereof) and the shares of Surviving Corporation Common Stock to be issued or issuable in the Domestication and the Mergers to the shareholders of SPAC as of immediately prior to the Initial Merger Effective Time and the stockholders of the Company pursuant to this Agreement. Each of the Company, Holdings and SPAC shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials. SPAC, the Company and Holdings each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take all actions necessary to cause the Merger Materials to be mailed to its shareholders as of the applicable record date as promptly as practicable (and in any event within five (5) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company, Holdings and SPAC shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, each of the Company and SPAC (i) agree to promptly provide Holdings with all information concerning the business, management, operations and financial condition of the Company and SPAC, as applicable, and their respective Subsidiaries, in each case, reasonably requested by Holdings for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company or SPAC, as applicable, and their respective Subsidiaries to be reasonably available to Holdings in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.

(b)          No filing of, or amendment or supplement to the Merger Materials will be made by Holdings or SPAC without the approval of SPAC or the Company, respectively (such approval not to be unreasonably withheld, conditioned or delayed). Holdings will advise SPAC, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Surviving Corporation Common Stock to be issued or issuable in the Mergers to the shareholders of SPAC as of immediately prior to the Initial Merger Effective Time and the stockholders of the Company pursuant to this Agreement. Holdings will advise SPAC, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply SPAC with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Holdings or SPAC without the prior consent of SPAC or the Company, respectively (such consent not to be unreasonably withheld, conditioned or delayed), and without providing SPAC or the Company, as applicable, a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(a)           SPAC represents that the information supplied by it and each of its respective officers, directors and securityholders for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to SPAC, Merger Sub, Holdings, or any of their respective officers, directors or securityholders, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Merger Materials, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(b)        The Company and Holdings each represents that the information supplied by it and each of its respective officers, directors and securityholders for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to the Company, Holdings, any Company Subsidiary or any of their respective officers, directors or securityholders, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform SPAC. All documents that the Company and Holdings are responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(c)         Prior to distributing materials to be provided to the stockholders of the Company in connection with soliciting consent from such Persons to the Transactions, the Company shall provide a draft copy of such materials to SPAC. No materials, including any amendment or supplement thereto, will be provided to the stockholders of the Company in connection with soliciting consent from such Persons to the Transactions without the prior written approval of SPAC (such approval not to be unreasonably withheld, conditioned or delayed).

7.03        Company Stockholder Approval; Holdings Stockholder Approval. The Company shall (i) obtain and deliver to SPAC, the Requisite Company Stockholder Approval, (A) in the form of a written consent attached hereto as Exhibit D (the “Written Consent”) executed by each of the Key Company Stockholders (pursuant to the Stockholder Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within five (5) Business Days after the Registration Statement is declared effective, and (B) in accordance with the terms and subject to the conditions of the Company’s certificate of incorporation and bylaws and other organizational documents, and (ii) take all other action necessary or advisable to secure the Requisite Company Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto. Promptly following the execution of this Agreement, the Company shall approve and adopt this Agreement and approve the Initial Merger and the other Transactions as the sole stockholder of Holdings.

7.04        SPAC Shareholders’ Meeting and Merger Sub Stockholder’s Approval.

(a)         SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Required SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that SPAC may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the SPAC Shareholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by the SPAC Board that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Required SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 7.09. SPAC shall use its reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Required SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. Subject to Section 7.04(b) and applicable Law, the SPAC Board shall recommend to its shareholders that they approve the Required SPAC Proposals (the “SPAC Recommendation”) and shall include the SPAC Recommendation in the Proxy Statement. Neither the SPAC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the SPAC Recommendation, or fail to include the SPAC Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any SPAC Alternative Transaction.

(b)        Notwithstanding the foregoing, at any time prior to, but not after, obtaining approval of the Required SPAC Proposals, solely in response to a SPAC Intervening Event, the SPAC Board may fail to make, amend, change, withdraw, modify, withhold or qualify the SPAC Recommendation (any such action, a “Change in Recommendation”) if the SPAC Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such SPAC Intervening Event, a failure to make a Change in Recommendation would reasonably be expected to constitute a violation of its fiduciary duties under applicable Law; provided, that the SPAC Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (A) SPAC delivers to the Company a written notice (a “SPAC Intervening Event Notice”) advising the Company that the SPAC Board proposes to take or has taken such action and containing the material facts underlying the SPAC Board’s determination that a SPAC Intervening Event has occurred (it being acknowledged that any SPAC Intervening Event Notice shall not itself constitute a breach of this Agreement), (B) at or after 5:00 p.m., Eastern Time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (such period from the time the SPAC Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (it being understood that any material development with respect to a SPAC Intervening Event shall require a new notice but with an additional five-Business Day (instead of ten-Business Day) period from the date of such notice), the “SPAC Intervening Event Notice Period”), the Board of Directors of SPAC determines (after consultation with its outside legal counsel) that a failure to make a Change in Recommendation would reasonably be excepted to constitute a violation of its fiduciary duties under applicable Law. Each of the Company and SPAC will, and will use their respective reasonable best efforts to cause their respective Representatives during the SPAC Intervening Event Notice Period, to negotiate in good faith with the other Party and its Representatives to make such adjustments in the terms and conditions of this Agreement and the Transactions so as to obviate the need for a Change in Recommendation.

(c)        Promptly following the execution of this Agreement, SPAC shall approve and adopt this Agreement and approve the Acquisition Merger and the other Transactions as the sole stockholder of Merger Sub.

7.05        Access to Information; Confidentiality.

(a)         From the date of this Agreement until the Closing Date, the Company and SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would eliminate the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such elimination or contravention), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or SPAC, as applicable, and in compliance with all measures implemented by Governmental Authorities in response to COVID-19.

(b)        All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated April 2, 2021 (the “Confidentiality Agreement”), between SPAC and the Company.

(c)        Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may disclose to any persons, without limitation of any kind, the Tax treatment and Tax structure of the Transactions, and all materials (including any Tax analysis) that are provided to such person.

7.06       Incentive Equity Plan; ESPP. Prior to the Closing Date, the following plans shall be adopted, subject to approval of the shareholders of SPAC: (a) a 2021 Incentive Award Plan, substantially in the form, including with respect to share reserves, attached hereto as Exhibit G (the “Omnibus Incentive Plan”); and (b) an employee stock purchase plan, substantially in the form, including with respect to share reserves, attached hereto as Exhibit H (the “ESPP”), in each case to be effective as of the Acquisition Closing or as otherwise set forth in the applicable plan document. On or as soon as reasonably practicable following the Closing Date, the Surviving Corporation shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Surviving Corporation Class A Common Stock issuable under the Omnibus Incentive Plan and the ESPP, and the Surviving Corporation shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Omnibus Incentive Plan and ESPP remain outstanding.

7.07        Directors’ and Officers’ Indemnification.

(a)            The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the charter or bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of the Company or any venture capital fund that is or may be deemed to be affiliated with any such director (collectively, the “D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter, bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Closing Date, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary (including any such affiliated venture capital fund) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, the charter, bylaws or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement (as it may be amended) to indemnify or exculpate such person or affiliated venture capital fund entity (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)           The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the charter or bylaws of SPAC and Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of SPAC (the “SPAC D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter or bylaws of SPAC as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of the SPAC D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Closing Date, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that SPAC would have been permitted under applicable Law, the SPAC Articles of Association (prior to Domestication), the certificate of incorporation or bylaws of SPAC (after Domestication) or Merger Sub, or any indemnification agreement in effect on the date of this Agreement (as it may be amended) to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

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(c)            For a period of six years from the Closing Date, the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons and affiliated venture capital fund entities who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) (the “Company D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Corporation be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Closing Date, the Company may purchase a prepaid “tail” policy with respect to the Company D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier, including coverage for the affiliated venture capital fund entities, so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Closing Date, the Surviving Corporation will maintain such “tail” policy in full force and effect for a period of no less than six years after the Closing Date and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and the Surviving Corporation is unable to obtain the insurance described in this Section 7.07(c) for an amount less than or equal to the Maximum Annual Premium, the Surviving Corporation will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d)            Prior to the Closing Date, SPAC may purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (the “SPAC D&O Insurance”). If SPAC elects to purchase such SPAC Tail Policy prior to the Closing Date, the Surviving Corporation will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Closing Date and continue to honor SPAC’s obligations thereunder.

(e)            With respect to any claims that may be made under the Company D&O Insurance or the SPAC D&O Insurance or any applicable “tail” policies, (i) prior to the Closing Date, SPAC and the Company shall cooperate with the other party as reasonably requested by such other party, and (ii) after the Closing Date, the Surviving Corporation shall cooperate with any person or affiliated venture capital fund entity insured by such policies as reasonably requested by such person or affiliated venture capital fund entity. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Closing Date shall be an expense of the Surviving Corporation following the Acquisition Closing.

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(f)            The provisions of this Section 7.07 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each SPAC D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.07; and (ii) are in addition to any rights such D&O Indemnitees or SPAC D&O Indemnitees may have under the certificate of incorporation and bylaws of the Surviving Corporation or its Subsidiaries, as the case may be, or under any applicable Contracts (including the indemnification agreements referred to in this Section 7.07) or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ and other D&O Indemnitees’ insurance claims under any policy that is or has been in existence with respect to SPAC, the Company, the Surviving Corporation or their respective Subsidiaries for any of their respective directors or officers, other employees or other D&O Indemnitees (it being understood and agreed that the indemnification provided for in this Section 7.07 is not prior to or in substitution of any such claims under such policies).

(g)           Notwithstanding anything contained in this Agreement to the contrary, this Section 7.07 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on the Surviving Corporation and all successors and assigns of the Surviving Corporation. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.07(g) all of the obligations set forth in this Section 7.07.

(h)            On the Closing Date, the Surviving Corporation shall enter into mutually acceptable indemnification agreements, reasonably satisfactory to each of the Company, SPAC and the indemnified parties therein, including provisions with respect to the inclusion of indemnification rights for such affiliated venture capital funds, with the directors and officers of the Surviving Corporation following the Acquisition Closing, which indemnification agreements shall continue to be effective following the Acquisition Closing. For the avoidance of doubt, the indemnification agreements with the directors and officers of SPAC prior to the Acquisition Closing in effect as of the date of this Agreement (as it may be amended) shall continue to be effective following the Acquisition Closing, and the Surviving Corporation shall continue to honor SPAC’s obligations thereunder. For the avoidance of doubt, the indemnification agreements with and covering the directors and officers and other D&O Indemnitees of the Company prior to the Acquisition Closing in effect as of the date of this Agreement (as it may be amended) shall continue to be effective following the Acquisition Closing, and the Surviving Corporation shall continue to honor the Company’s obligations thereunder.

7.08        Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Acquisition Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

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7.09        Further Action; Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Acquisition Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)            Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)            Notwithstanding the generality of the foregoing, SPAC shall use its reasonable best efforts to consummate the Private Placement in accordance with the Forward Purchase Agreements, including using its reasonable best efforts to enforce its rights under the Forward Purchase Agreements to cause the Forward Purchase Investors to pay to (or as directed by) SPAC the applicable purchase price under each Forward Purchase Investor’s applicable Forward Purchase Agreement in accordance with its terms, and the Company shall use its reasonable best efforts to cooperate with SPAC in such efforts. SPAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any Forward Purchase Agreement; provided, that that any amendment, supplement, modification or waiver that is ministerial in nature shall not require the prior written consent of the Company.

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7.10        Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Party; provided that no Party shall be required to obtain consent pursuant to this Section 7.10 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.10. Furthermore, nothing contained in this Section 7.10 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

7.11        Stock Exchange Listing. Each of SPAC, the Company and Holdings will use its reasonable best efforts to cause the Surviving Corporation Common Stock to be issued in connection with the Transactions (including the Surviving Corporation Common Stock to be issued in the NEA Private Placement, the Sponsor Private Placement and the Earnout Shares, as applicable) and the Assumed SPAC Warrants (and the Surviving Corporation Common Stock issuable upon exercise thereof) to be approved for listing on the Listing Exchange at the Acquisition Closing. During the period from the date hereof until the Initial Merger Effective Time, SPAC shall use its reasonable best efforts to keep the SPAC Class A Common Stock and SPAC Warrants listed for trading on the Listing Exchange.

7.12        Antitrust.

(a)            To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than fifteen (15) Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable, under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

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(b)            SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in-person, video or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (vi) to remove references concerning the valuation of the Company, and (vii) as necessary to comply with contractual arrangements.

(c)            No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

7.13        Trust Account; SPAC Operating Account. As of the Acquisition Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Mergers or otherwise, and no shareholder of SPAC shall be entitled to receive any amount from the Trust Account. Prior to the Acquisition Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Acquisition Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer to SPAC all funds held in the Trust Account after deducting all amounts to be paid pursuant to the exercise of Redemption Rights (to be held as available cash for immediate use on the balance sheet of SPAC, and to be used (a) to pay the Company’s and SPAC’s unpaid transaction expenses in connection with this Agreement and the Transactions in accordance with the terms of this Agreement and (b) thereafter, for working capital and other general corporate purposes of the business following the Acquisition Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate. On the Closing Date, the SPAC shall transfer to an account designated by Sponsor any cash remaining in the SPAC’s bank account (other than any cash attributable to the NEA Private Placement, the Sponsor Private Placement or the Trust Account).

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7.14        Tax Matters.

(a)            This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) with respect to each of (i) the Domestication, (ii) the Initial Merger, and (iii) the Acquisition Merger. Each of SPAC, Holdings, the Surviving Corporation, the Company and the Company Subsidiaries shall (i) use its commercially reasonable efforts to: (A) cause the Domestication to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (B) cause the Initial Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which SPAC and Holdings are parties within the meaning of Section 368(b) of the Code, (C) cause the Acquisition Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which SPAC and the Company are parties within the meaning of Section 368(b) of the Code, and (D) not (and not permit or cause any of their affiliates, Subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede (I) either of the Domestication or the Initial Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code or (II) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, in each case, as described above, and (ii) report (A) each of the Domestication and Initial Merger as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Acquisition Merger as a transaction qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, in each case, as described above unless otherwise required pursuant to applicable law.

(b)            Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the Closing, the SPAC, Holdings, the Surviving Corporation, the Company and the Company Subsidiaries mutually determine (acting reasonably and in good faith) that the Acquisition Merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the parties to this Agreement shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a merger to take place immediately after the Acquisition Merger whereby the Surviving Corporation in the Acquisition Merger would merge with and into another wholly owned subsidiary of Holdings that is a limited liability company disregarded as separate from Holdings for U.S. federal income tax purposes, with the new wholly owned limited liability company of Holdings being the surviving company in such merger.

(c)            If, in connection with the preparation and filing of the Registration Statement, Proxy Statement or other similar filing, the SEC requires that tax opinions be prepared and submitted in such connection, SPAC and the Company shall deliver, and shall cause each of their respective Subsidiaries to deliver, to Goodwin Procter LLP and Latham & Watkins LLP (or, in each case, other nationally recognized tax counsel described in this Section 7.14(b)), respectively, customary Tax representation letters satisfactory to its tax counsel, dated and executed as of the date the Registration Statement, Proxy Statement or similar filing shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Registration Statement, Proxy Statement or other similar filing, and, if required, SPAC shall cause Goodwin Procter LLP (or such other nationally recognized tax counsel to SPAC reasonably satisfactory to the Company) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Tax treatment described in Section 7.14(a) should apply to the Domestication and the Initial Merger and, if required, the Company shall cause Latham & Watkins LLP (or such other nationally recognized tax counsel to the Company reasonably satisfactory to SPAC) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Tax treatment described in Section 7.14(a) should apply to the Acquisition Merger.

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(d)            All transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement shall be paid by SPAC.

(e)            At least five (5) days prior to the Acquisition Closing, the Company shall deliver to Holdings (and copy thereof to SPAC), in a form reasonably acceptable to SPAC, a properly executed certification that shares of Company Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the Surviving Corporation with the IRS at or following the Acquisition Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

7.15        Directors. The Company and Holdings shall take all necessary action so that immediately after the Acquisition Merger Effective Time, the board of directors of the Surviving Corporation is comprised of up to seven (7) directors, which shall initially include (a) the director nominees set forth on Schedule C, which shall include at least one director designated by Sponsor who qualifies as “independent” under applicable SEC and stock exchange rules and who is reasonably acceptable to the Company, and (b) up to five additional directors to be designated by the Company prior to the Closing Date.

7.16        SPAC Public Filings. From the date hereof through the Acquisition Closing, SPAC will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

7.17        Litigation.

(a)            In the event that any Action related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Acquisition Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

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(b)            In the event that any Action related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the Board of the Company by any of Company’s shareholders prior to the Acquisition Closing, the Company shall promptly notify SPAC of any such Action and keep the SPAC reasonably informed with respect to the status thereof. The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

7.18        PCAOB Financial Statements. As promptly as reasonably practicable, but in no event later than seventy five (75) days after the date of this Agreement, the Company shall deliver to SPAC any audited and unaudited consolidated balance sheets of the Company and the Company Subsidiaries and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Company and the Company Subsidiaries as of and for any year-to-date period and as of and for the end of any fiscal quarter and any required pro forma financial statements, in each case, that are required to be included in the Initial Proxy Statement and Initial Registration Statement (collectively, the “PCAOB Financial Statements”). From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall use reasonable best efforts to promptly deliver to SPAC any unaudited consolidated balance sheets of the Company and the Company Subsidiaries and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Company and the Company Subsidiaries as of and for the end of any fiscal quarter and any required pro forma financial statements, in each case, that are required to be included in the Proxy Statement (other than the Initial Proxy Statement) and Registration Statement (other than the Initial Registration Statement). All such financial statements, together with any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Company and the Company Subsidiaries that are required to be included in the Proxy Statement or Registration Statement, as applicable, (A) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) in the case of any audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of the Company’s auditor and (C) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

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Article VIII

CONDITIONS TO THE MERGERS

8.01        Conditions to the Obligations of Each Party for the Acquisition Closing. The obligations of the Company, Holdings, SPAC and Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver by each of SPAC and the Company (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

(a)            Written Consent. The Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to SPAC.

(b)            SPAC Shareholders’ Approval. The Required SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement, the DGCL, the Companies Act, the SPAC Articles of Association, SPAC Delaware Charter, SPAC Delaware Bylaws and the rules and regulations of the New York Stock Exchange.

(c)            No Order. No Governmental Authority shall have enacted, issued or enforced any Governmental Order which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d)            HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(e)            Proxy Statement and Registration Statement. Each of the Proxy Statement and the Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Proxy Statement or the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Proxy Statement or the Registration Statement shall have been initiated or be threatened by the SEC.

(f)            Stock Exchange Listing. The shares of Surviving Corporation Common Stock to be issued pursuant to this Agreement (including the Earnout Shares), the NEA Forward Purchase Agreement, the Amended and Restated Forward Purchase Agreement and the Assumed SPAC Warrants (and the Surviving Corporation Common Stock issuable upon exercise thereof) shall have been approved for listing on the Listing Exchange, subject only to official notice of listing thereof.

(g)            SPAC Net Tangible Assets. Either: (i) SPAC shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the SPAC Organizational Documents and after giving effect to the NEA Private Placement and the Sponsor Private Placements or (ii) the Surviving Corporation Common Stock to be issued pursuant to this Agreement shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

(h)            Domestication. The Domestication shall have been completed as provided in Section 2.01 (the “Domestication Condition”).

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(i)            Initial Closing. The Initial Closing shall have been completed as provided in Section 2.03(b).

8.02        Conditions to the Obligations of SPAC and Merger Sub. The obligations of SPAC and Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver by SPAC (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of the Company and Holdings contained in (i) Section 4.01, Section 4.03, Section 4.04 and Section 4.23 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.08(b) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)            Agreements and Covenants. The Company and Holdings shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time; provided, that, for purposes of this Section 8.02(b), the Company or Holdings shall only be deemed to have not performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time if the Company or Holdings, as applicable, has materially breached such covenant or agreement and failed to cure within five (5) days after written notice of such breach has been delivered to the Company (or if earlier, the Outside Date).

(c)            Registration Rights Agreement. Holdings shall have delivered to SPAC its duly executed counterpart signature page to the Registration Rights Agreement.

(d)            No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect has occurred.

(e)            Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

(f)            Minimum Cash. As of the Acquisition Closing, after consummation of the NEA Private Placement, consummation of the Sponsor Private Placement and after distribution of the Trust Fund pursuant to Section 7.13 and deducting all amounts to be paid pursuant to the exercise of Redemption Rights, SPAC shall have cash on hand equal to or in excess of $150,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with (i) the Transactions, (ii) the NEA Private Placement or (iii) the Sponsor Private Placement).

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8.03        Conditions to the Obligations of the Company and Holdings. The obligations of the Company and Holdings to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver by the Company (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of SPAC and Merger Sub contained in (i) Section 5.01, Section 5.03 (b), Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.08(f) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, (iii) Section 5.03(a) and Section 5.03(d) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Holdings, SPAC, Merger Sub, or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)            Agreements and Covenants. SPAC and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time; provided, that, for purposes of this Section 8.03(b), the SPAC or Merger Sub shall only be deemed to have not performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time if SPAC or Merger Sub, as applicable, has materially breached such covenant or agreement and failed to cure within five (5) days after written notice of such breach has been delivered to SPAC (or if earlier, the Outside Date).

(c)            Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

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(d)            Minimum Cash. As of the Acquisition Closing, after consummation of the NEA Private Placement, consummation of the Sponsor Private Placement and after distribution of the Trust Fund pursuant to Section 7.13 and deducting all amounts to be paid pursuant to the exercise of Redemption Rights, SPAC shall have cash on hand equal to or in excess of $200,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with (i) the Transactions, (ii) the NEA Private Placement or (iii) the Sponsor Private Placement).

Article IX

TERMINATION, AMENDMENT AND WAIVER

9.01        Termination. This Agreement may be terminated, and the Mergers and the other Transactions may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a)            by mutual written consent of SPAC and the Company;

(b)            by either SPAC or the Company if the Acquisition Merger Effective Time shall not have occurred prior to May 3, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the proximate cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c)            by either SPAC or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Mergers;

(d)            by the Company if any of the Required SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting);

(e)            by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Holdings set forth in this Agreement, or if any representation or warranty of the Company or Holdings shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) or 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that SPAC has not waived such Terminating Company Breach expressly in writing and SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement and such material breach is the proximate cause of the failure of the condition set forth in Sections 8.02(a) or 8.02(b); provided, further, that, if such Terminating Company Breach is curable by the Company and Holdings prior to the Outside Date, SPAC may not terminate this Agreement under this Section 9.01(e) for so long as the Company and Holdings continue to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company;

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(f)            by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC or Merger Sub set forth in this Agreement, or if any representation or warranty of SPAC or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) or 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided, that the Company has not waived such Terminating SPAC Breach expressly in writing and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement and such material breach is the proximate cause of the failure of the condition set forth in Sections 8.03(a) or 8.03(b); provided, further, that, if such Terminating SPAC Breach is curable by SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(f) for so long as SPAC and Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC;

(g)            by SPAC at any time before the Company delivers to SPAC the Requisite Company Stockholder Approval, in the event the Company fails to deliver the Written Consent constituting the Requisite Company Stockholder Approval to SPAC within five (5) Business Days of the Registration Statement becoming effective pursuant to Section 7.03; or

(h)            by SPAC at any time before the Company delivers to SPAC the PCAOB Financial Statements, in the event the Company fails to deliver the PACOB Financials Statements within seventy-five (75) days of the date hereof pursuant to Section 7.18.

9.02        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Section 7.05(b) (Continued Effect of Confidentiality Agreement), this Section 9.02 (Effect of Termination) and Article X (General Provisions) and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a party hereto occurring prior to such termination.

9.03        Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated; provided that SPAC and the Company shall each pay one half of the filing fee for the Notification and Report Forms filed under the HSR Act.

9.04        Amendment. This Agreement may be amended in writing: (a) by the parties hereto at any time prior to the Acquisition Merger Effective Time; and (b) by the Surviving Corporation and the Sponsor following the Acquisition Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto prior to the Acquisition Merger Effective Time and by the Surviving Corporation and the Sponsor following the Acquisition Merger Effective Time.

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9.05        Waiver. At any time prior to the Acquisition Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company or Holdings, (ii) waive any inaccuracy in the representations and warranties of the Company or Holdings contained herein or in any document delivered by the Company and/or Holdings pursuant hereto and (iii) waive compliance with any agreement of the Company or Holdings or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC or Merger Sub contained herein or in any document delivered by SPAC and/or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of SPAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X

GENERAL PROVISIONS

10.01      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC or Merger Sub prior to the Acquisition Merger Effective Time, or to Holdings after the Initial Merger Effective Time or to SPAC after the Acquisition Merger Effective Time:

G Squared Ascend I Inc.
205 N Michigan Ave

Suite 3770

Chicago, IL 60601

Attention: Ward Davis; Tom Hoban

Email: ward@gsquared.com; tom@gsquared.com

with a copy to (but shall not constitute notice):

Goodwin Procter LLP
620 Eighth Avenue

New York, NY 10018
Attention: Dan Espinoza; Ilan Nissan; Pavel Shaitanoff
Email: DEspinoza@goodwinlaw.com; INissan@goodwinlaw.com; PShaitanoff@goodwinlaw.com

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if to Holdings prior to the Initial Merger Effective Time or the Company prior to the Acquisition Merger Effective Time, or to the Surviving Corporation or the Surviving Subsidiary Company after the Acquisition Merger Effective Time to:

Transfix, Inc.
498 7th Avenue
New York, NY 10018
Attention: Nicholas Smolansky, General Counsel
Email: nicksmolansky@transfix.io

with copies to (but shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street NW, Suite 1000
Washington, D.C. 20007
Attention: Paul Sheridan
Email: paul.sheridan@lw.com

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill
Email: justin.hamill@lw.com

10.02      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Acquisition Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Acquisition Closing (and there shall be no liability after the Acquisition Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Acquisition Closing and then only with respect to any breaches occurring after the Acquisition Closing and (b) this Article X and any corresponding definitions set forth in Article I.

10.03      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

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10.04      Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.05      Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07, Section 10.11 and Section 3.03(c) (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.06      Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.07      Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

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10.08            Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.09           Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10            Specific Performance.

(a)            The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any Action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)            Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

10.11            No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to common law fraud with scienter against the person who committed such common law fraud with scienter, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

10.12            Conflicts and Privilege. SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation and the Surviving Subsidiary Company), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Agreement or the Transactions arises from or after the Closing between or among (x) the Sponsor, the stockholders or holders of other Equity Securities of SPAC, or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Subsidiary Company) (collectively, the “SPAC Group”), on the one hand, and (y) the Surviving Subsidiary Company and/or the Company or any of its Subsidiaries or affiliates, on the other hand, Goodwin Procter LLP (“Goodwin”), may represent the Sponsor and/or any other member of the SPAC Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Subsidiary Company, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing unrelated matters for the Surviving Subsidiary Company and/or the Sponsor. SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Subsidiary Company), further agree that, as to all legally privileged communications made prior to the Closing (in each case to the extent made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor and/or any other member of the SPAC Group, on the one hand, and Goodwin, on the other hand (the “Goodwin Privileged Communications”), the attorney/client privilege, attorney work-product protection, and the expectation of client confidence shall survive the Acquisition Merger and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Subsidiary Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Subsidiary Company. SPAC and the Company, together with any of their respective affiliates, Subsidiaries, successors or assigns, agree that no person may use or rely on any of the Goodwin Privileged Communications, whether located in the records or email server of SPAC, Surviving Subsidiary Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC and the Company agree not to assert that any privilege has been waived as to the Goodwin Privileged Communications, by virtue of the Acquisition Merger.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Merger Sub, the Company and Holdings have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

G SQUARED ASCEND I INC.

By:	/s/ Ward Davis
Name: Ward Davis
Title: Chief Executive Officer

HORIZON MERGER SUB INC.

By:	/s/ Tom Hoban
Name: Tom Hoban
Title: President

TRANSFIX, INC.

By:	/s/ Lily Shen
Name: Lily Shen
Title: Chief Executive Officer

TRANSFIX HOLDINGS, INC.

By:	/s/ Lily Shen
Name: Lily Shen
Title: Chief Executive Officer

Exhibit A

Form of Certificate of Incorporation of SPAC after Domestication

[Attached.]

Exhibit A

Exhibit B

Form of Bylaws of SPAC after Domestication

[Attached.]

Exhibit B

Exhibit C

Form of CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

Exhibit C

Exhibit D

FORM OF BYLAWS OF SURVIVING CORPORATION

Exhibit D

Exhibit E

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

[Attached.]

Exhibit E

Exhibit F

FORM OF WRITTEN CONSENT

[Attached.]

Exhibit F

EXHIBIT G

FORM OF OMNIBUS INCENTIVE PLAN

[Attached.]

Exhibit G

EXHIBIT H

FORM OF ESPP

[Attached.]

Exhibit H

Schedule A

Company Knowledge Parties

Lily Shen

Christian Lee

Jonathan Salama

Nicholas Smolansky

Schedule A

Schedule B

Key Company Stockholders

1.	Canvas Venture Fund, L.P.

2.	New Enterprise Associates 15, L.P.

3.	New Ventures 2016, Limited Partnership

4.	Andrew McElroy

5.	Jonathan Salama

6.	Salama Trust #1

7.	Salama Trust #2

8.	Salama Trust #3

Schedule B

Schedule C

Holdings Director Nominees

1. Lily Shen

2. One director designated by Sponsor, who must also qualify as "independent" under applicable SEC and stock exchange rules and who must be reasonably acceptable to the Company.

Schedule C

Schedule I

Certain Directors and advisors of spac

1.	Thomas Evans, Director

2.	Heather Hasson, Director

3.	Lauri Shanahan, Director

4.	Johan Bergqvist, Special Advisor

5.	Kenneth Hahn, Special Advisor

6.	Mike Linton, Special Advisor

7.	John McAteer, Special Advisor

8.	Ilan Nissan, Special Advisor

9.	Steve Papa, Special Advisor

10.	William Tanona, Special Advisor

Schedule I

Schedule II

Company Material Adverse Effect Knowledge Parties

Ward Davis

Tom Hoban

Larry Aschebrook

Greg Wnuk

Schedule II